Exhibit 10.1

Agreement and Plan of Merger

By and Among

Avery Communications, Inc.

ACI Telecommunications Financial Services Corporation

Primal Systems, Inc.

Mark J. Nielsen

John Faltys

Joseph R. Simrell

and

David Haynes

DATED AS OF MARCH 19, 1999

Table of Contents

1.	TERMS OF THE MERGER
	1.1	Statutory Merger
	1.2	Effective Time
	1.3	Effects of the Merger
	1.4	Certificate of Incorporation
	1.5	Bylaws
	1.6	Directors and Officers

2.	CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
	2.1	Merger Consideration; Conversion and Cancellation of Securities
	2.2	Dissenting Shares
	2.3	Exchange of Certificates
	2.4	Stock Transfer Books

3.	CLOSING
	3.1	Closing
	3.2	Closing Obligations
	3.3	Adjustment of Merger Consideration; Contingent Merger Consideration
	3.4	Contingent Pay-Out Procedures

4.	REPRESENTATIONS AND WARRANTIES OF PRIMAL
	4.1	Organization and Good Standing
	4.2	Authority; No Conflict
	4.3	Capitalization
	4.4	Financial Statements
	4.5	Books and Records
	4.6	Title to Properties; Encumbrances
	4.7	Condition and Sufficiency of Assets
	4.8	Accounts Receivable
	4.9	Inventory
	4.10	No Undisclosed Liabilities
	4.11	Taxes
	4.12	No Material Adverse Change
	4.13	Employee Benefits
	4.14	Compliance with Legal Requirements; Governmental Authorizations
	4.15	Legal Proceedings; Orders
	4.16	Absence of Certain Changes and Events
	4.17	Contracts; No Defaults
	4.18	Insurance

i

	4.19	Environmental Matters
	4.20	Employees
	4.21	Labor Relations; Compliance
	4.22	Intellectual Property
	4.23	Relationships with Related Persons
	4.24	Projections of Financial Performance
	4.25	Tax Matters
	4.26	Certain Business Practices
	4.27	Interest Rate and Foreign Exchange Contracts
	4.28	Year 2000 Matters
	4.29	Proxy Statement
	4.30	Brokers or Finders
	4.31	Disclosure

5.	REPRESENTATIONS AND WARRANTIES OF AVERY
	5.1	Organization and Good Standing
	5.2	Authority; No Conflict
	5.3	Capitalization
	5.4	Financial Statements
	5.5	Books and Records
	5.6	Title to Properties; Encumbrances
	5.7	Accounts Receivable
	5.8	No Undisclosed Liabilities
	5.9	Taxes
	5.10	No Material Adverse Change
	5.11	Compliance with Legal Requirements; Governmental Authorizations
	5.12	Legal Proceedings; Orders
	5.13	Absence of Certain Changes and Events
	5.14	Contracts; No Defaults
	5.15	Insurance
	5.16	Proxy Statement
	5.17	Tax Matters
	5.18	Brokers or Finders
	5.19	Disclosure

ii

6.	COVENANTS OF PRIMAL PRIOR TO CLOSING DATE
	6.1	Access and Investigation
	6.2	Delivery of Primal Disclosure Letter
	6.3	Operation of the Businesses of the Acquired Companies
	6.4	Negative Covenant
	6.5	Required Approvals
	6.6	Notification
	6.7	No Negotiation
	6.8	Best Efforts

7.	COVENANTS OF AVERY PRIOR TO CLOSING DATE
	7.1	Access and Investigation
	7.2	Approvals of Governmental Bodies
	7.3	Notification
	7.4	Best Efforts

8.	CONDITIONS PRECEDENT TO AVERY’S OBLIGATION TO CLOSE
	8.1	Accuracy of Representations
	8.2	Primal’s Performance
	8.3	Consents
	8.4	Additional Documents
	8.5	No Proceedings
	8.6	No Claim Regarding Stock Ownership or Merger Consideration
	8.7	No Prohibition

9.	CONDITIONS PRECEDENT TO PRIMAL’S OBLIGATION TO CLOSE
	9.1	Accuracy of Representations
	9.2	Avery’s Performance
	9.3	Consents
	9.4	Additional Documents
	9.5	No Injunction

10.	ADDITIONAL AGREEMENTS
	10.1	Meeting of Stockholders
	10.2	Tax Treatment
	10.3	Conveyance Taxes
	10.4	Voting Agreement

iii

11.	TERMINATION
	11.1	Termination Events
	11.2	Effect of Termination
	11.3	Purchase of 20% of the Shares of Primal of Primal Common Stock

12.	INDEMNIFICATION; REMEDIES
	12.1	Survival; Right to Indemnification Not Affected By Knowledge
	12.2	Indemnification and Payment of Damages By Stockholders
	12.3	Time Limitations
	12.4	Limitations on Amount—Stockholders
	12.5	Escrow; Right of Set-Off
	12.6	Procedure for Indemnification—Third-Party Claims
	12.7	Procedure for Indemnification—Other Claims

13.	DEFINITIONS; CONSTRUCTION
“Acquired Companies”
“Applicable Contract”
“Avery”
“Avery Applicable Contract”
“Avery Common Stock”
“Avery Disclosure Letter”
“Avery Material Adverse Effect”
“Avery Preferred Stock”
“Avery Stock”
“Balance Sheet”
“Best Efforts”
“Breach”
“CGCL”
“Closing”
“Closing Date”
“Consent”
“Constituent Corporations”
“Contemplated Transactions”
“Contract”
“Corsair Agreement”
“Damages”
“DGCL”

iv

“Employment Agreements”
“Encumbrance”
“End-User Licenses”
“Environment”
“Environmental Law”
“Environmental Liabilities”
“ERISA”
“Escrow Agreement”
“GAAP”
“Governmental Authorization”
“Governmental Body”
“Hazardous Materials”
“HSR Act”
“Intellectual Property Assets”
“Interim Balance Sheet”
“IRC”
“IRS”
“Knowledge”
“Legal Requirement”
“Material Avery Contract”
“Merger”
“Merger Sub”
“Occupational Safety and Health Law”
“Order”
“Ordinary Course of Business”
“Organizational Documents”
“Outfront Software”
“Person”
“Plan”
“Primal Disclosure Letter”
“Primal Intellectual Property Asset”
“Primal Material Adverse Effect
“Proceeding”
“Related Person”
“Release”
“Representative”
“Securities Act”
“Securityholder Agent”

v

“Software”
“Source Code”
“Stockholders”
“Stockholders’ Releases”
“Subscriber Assets”
“Subsidiary”
“Surviving Corporation”
“Tax”
“Tax Return”
“Threatened”
“Trading Day”
“Value”
“WBS”
“WBS Transaction”

14.	GENERAL PROVISIONS
	14.1	Expenses
	14.2	Public Announcements
	14.3	Confidentiality
	14.4	Notices
	14.5	Jurisdiction; Service of Process
	14.6	Further Assurances
	14.7	Waiver
	14.8	Entire Agreement and Modification
	14.9	Disclosure Letters
	14.10	Assignments, Successors, and Third-Party Rights
	14.11	Severability
	14.12	Interpretation
	14.13	Time of Essence
	14.14	Governing Law
	14.15	Counterparts

Annex A		Form of Voting Agreement
Annex B		Certificate of Designations of Series F Junior Participating Convertible Preferred Stock

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Exhibit 3.2(a)(i)	Form of Stockholders’ Releases
Exhibit 3.2(a)(ii)	Form of Employment Agreements
Exhibit 3.2(a)(iii)	Form of Lockup Letters
Exhibit 3.2(b)	Escrow Agreement
Exhibit 3.2(d)	Investors Rights Agreement
Exhibit 8.4(b)	Form of Estoppel Certificates

vii

Agreement and Plan of Merger

This AGREEMENT AND PLAN OF MERGER (this “Agreement”)is made as of March 19, 1999, by and among Avery Communications, Inc., a Delaware corporation (“Avery”), ACI Telecommunications Financial Services Corporation, a Delaware corporation and wholly owned subsidiary of Avery (“Merger Sub”), Primal Systems, Inc., a California corporation (the “Primal”), Mark J. Nielsen, an individual resident in San Juan Capistrano, California (“Nielsen”), John Faltys, an individual resident in Orange, California (“Faltys”), Joseph R. Simrell, an individual resident in Aliso Viejo, California (“Simrell”), and David Haynes, an individual resident in Irvine, California (“Haynes,” and, collectively with Nielsen, Faltys, and Simrell, the “Stockholders”).

RECITALS

A.            The Boards of Directors of Avery, Merger Sub and Primal deem it advisable and in the best interests of their respective companies and their respective stockholders to enter into a business combination by means of the merger of Primal with and into Merger Sub under the terms of this Agreement and have approved and adopted this Agreement.

B.            Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Avery and Merger Sub to enter into this Agreement, certain holders of common stock, with no par value per share (the “Primal Common Stock”), of Primal have each entered into a Voting Agreement in the form attached hereto as Annex A (the “Voting Agreement”) dated as of the date hereof pursuant to which such holders have agreed to vote their shares of Primal Common Stock in the manner set forth therein.

C.            Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the General Corporation Law of the State of California (the “CGCL”), Primal will merge with and into Merger Sub (the “Merger”) and Merger Sub will survive (the “Surviving Corporation”).

D.            For United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code.

E.             For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in Section 13 have the meanings assigned to them or referred to in Section 13, and include the plural as well as the singular.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1.            TERMS OF THE MERGER

1.1          STATUTORY MERGER

Subject to the terms and conditions and in reliance upon the representations, warranties, covenants and agreements contained herein, Primal will merge with and into Merger Sub at the Effective Time. The terms and conditions of the Merger and the mode of carrying the same into effect will be as set forth in this Agreement. As a result of the Merger, the separate corporate existence of Primal will cease and Merger Sub will continue as the surviving corporation and as a wholly owned subsidiary of Avery. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2          EFFECTIVE TIME

Subject to the terms and conditions set forth in this Agreement (a) an agreement of merger and accompanying officers’ certificates (together, the “CA Agreement of Merger”) shall be duly executed and acknowledged by Avery, Merger Sub and Primal and thereafter delivered to the Secretary of State of the State of California for filing pursuant to the CGCL on the Closing Date, and (b) a Certificate of Merger (the “Merger Certificate”) shall be duly executed and acknowledged by Merger Sub and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date. The Merger shall become effective at such time as a properly executed copy of the CA Agreement of Merger is duly filed with the Secretary of State of the State of California in accordance with the CGCL, or such later time as Merger Sub and Primal may agree upon and set forth in the CA Agreement of Merger and the Merger Certificate (the time the Merger becomes effective being referred to herein as the “Effective Time”).

1.3          EFFECTS OF THE MERGER

On and after the Effective Time (a) the Merger in all respects shall have the effect provided for in Section 259 of the DGCL, in Section 1107 of the CGCL and in this Agreement; (b) the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature of each of the Constituent Corporations; (c) the Surviving Corporation shall be subject to all of the restrictions, disabilities and duties of each of the Constituent Corporations; (d) all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; (e) all property, rights, privileges, powers and franchises and all and every other interest of each of the Constituent Corporations shall be thereafter the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to real estate (if any) vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; (f) all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired;

and (g) all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred by it.

1.4          CERTIFICATE OF INCORPORATION

Unless otherwise determined by Avery prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, except that Article 1 of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: “The name of the corporation is Primal Solutions, Inc.”

1.5          BYLAWS

Unless otherwise determined by Avery, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

1.6          DIRECTORS AND OFFICERS

The director(s) of Merger Sub immediately prior to the Effective Time shall be the director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

2.             CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

2.1          MERGER CONSIDERATION; CONVERSION AND CANCELLATION OF SECURITIES

The maximum number of shares of Avery Preferred Stock to be issued in exchange for the acquisition by Avery of all outstanding shares of Primal Common Stock shall not exceed the result of (i) 4,000,000 shares of Avery Preferred Stock minus (ii) such number of shares of the Avery Preferred Stock as would, at the Effective Time, be convertible into the number of shares of Avery Common Stock to be reserved for issuance upon the exercise of options to be granted by Avery to former employees of Primal (such result being herein referred to as the “Merger Consideration”). At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any of the following securities:

(a)           Subject to the other provisions of this Section 2, each share of Primal Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Primal Common Stock described in Section 2.1 (c)) will be converted into the right to receive that fraction of a share of Avery Preferred Stock equal to the product (the “Preferred Exchange Ratio”) of (1) one share of Primal Common Stock multiplied by (2) a fraction, the numerator of which is the Merger Consideration and the denominator of which is the lesser of (A) 11,311,196 or (B) the actual number of shares of Primal Common Stock outstanding immediately prior to the Effective Time. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Avery Stock or Primal Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, conversion, consolidation, combination or exchange of shares, the Preferred Exchange Ratio will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, conversion, consolidation, combination or exchange of shares.

(b)           Subject to the other provisions of this Section 2, all shares of Primal Common Stock will, upon conversion thereof into shares of Avery Preferred Stock at the Effective Time, cease to be outstanding and will automatically be canceled and retired, and each certificate previously evidencing Primal Common Stock outstanding immediately prior to the Effective Time (other than Primal Common Stock described in Section 2.1 (c)) will thereafter represent only the right to receive (i) the number of whole shares of Avery Preferred Stock and (ii) as provided in Section 3.2(e), cash in lieu of fractional shares into which the shares of Primal Common Stock represented by such certificate have been converted pursuant to this Section 2.1(b). The holders of certificates previously evidencing Primal Common Stock will cease to have any rights with respect to such Primal Common Stock except as otherwise provided herein or by Law.

(c)           Notwithstanding any provision of this Agreement to the contrary, each share of Primal Common Stock held in the treasury of Primal and each share of Primal Common Stock, if any, owned by Avery or any direct or indirect wholly owned Subsidiary of Avery or of Primal immediately prior to the Effective Time will be canceled.

(d)           Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

2.2          DISSENTING SHARES

(a)           Notwithstanding any provision of this Agreement to the contrary, any shares of Primal Common Stock held by a holder who has demanded and perfected appraisal or dissenters’ rights for such shares in accordance with the CGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent a right to receive Avery Preferred Stock pursuant to Section 2.1, but the holder thereof shall only be entitled to such rights as are granted by the CGCL.

(b)           Notwithstanding the provisions of subsection (a), if any holder of shares of Primal Common Stock who demands appraisal of such shares under the CGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the

Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive Avery Preferred Stock and payment for any fractional share as provided in Section 2.3(c), without interest thereon, upon surrender of the certificate representing such shares.

(c)           Primal shall give Avery (i) prompt notice of any written demands for appraisal of any shares of Primal Common Stock, withdrawals of such demands, and any other instruments served pursuant to the CGCL and received by Primal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the CGCL. Primal shall not, except with the prior written consent of Avery, voluntarily make any payment with respect to any demands for appraisal of capital stock of Primal or offer to settle or settle any such demands.

2.3          EXCHANGE OF CERTIFICATES

(a)           Exchange Fund; Escrow. On the day of the Effective Time, Avery will deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the former holders of Primal Common Stock, for exchange in accordance with this Section 2, through the Exchange Agent, certificates representing no more than 2,000,000 shares of Avery Preferred Stock issuable pursuant to Section 2.1in exchange for certificates representing Primal Common Stock immediately prior to the Effective Time (such shares of Avery Preferred Stock so deposited, together with cash realized and held by the Exchange Agent for the benefit of such former holders of Primal Common Stock in accordance with Section 2.3(e), being referred to as the “Exchange Fund”). Thereafter, Avery will deposit, or cause to be deposited, with the Exchange Agent, for the benefit of any former holders of Primal Common Stock who have not yet surrendered their shares of Primal Common Stock for exchange, at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender, payable with respect to any shares of Avery Preferred Stock remaining in the Exchange Fund on such record date. The Exchange Agent will, pursuant to irrevocable instructions from Avery, deliver Avery Preferred Stock and any such dividends or distributions related thereto, in exchange for certificates theretofore evidencing Primal Common Stock surrendered to the Exchange Agent pursuant to Section 2.3(c).

On the day of the Effective Time, Avery will deposit, or cause to be deposited, with the Escrow Agent 2,000,000 shares of the Avery Preferred Stock (the “Escrow Shares”) to be held by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement.

(b)           Letter of Transmittal.  Promptly after the Effective Time, Avery will cause the Exchange Agent to mail to each record holder of a certificate or certificates representing Primal Common Stock immediately prior to the Effective Time (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates formerly representing Primal Common Stock shall pass, only upon delivery of such certificates to the Exchange Agent and shall be in such form and have such other provisions, including appropriate provisions with respect to back-up withholding, as Avery may reasonably specify, and (ii) instructions for use in effecting the surrender of the certificates formerly representing Primal Common Stock. Upon surrender of a certificate formerly representing Primal Common Stock for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder thereof shall be entitled to receive in exchange therefor that portion of the Exchange Fund which such holder has the right to receive pursuant to the provisions of this Section 2, after giving effect to any required withholding Tax, and the certificate formerly representing Primal Common Stock so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash to be paid which is in the Exchange Fund.

(c)           Exchange Procedures. Promptly after the Effective Time, the Exchange Agent will distribute to each former holder of Primal Common Stock, upon surrender to the Exchange Agent for cancellation of one or more certificates, accompanied by a duly executed letter of transmittal, that theretofore evidenced shares of Primal Common Stock, certificates evidencing the appropriate number of shares of Avery Preferred Stock into which such shares of Primal Common Stock were converted pursuant to the Merger, less such holder’s pro rata share of the Escrow Shares, and any dividends or distributions related thereto which such former holder of Primal Common Stock is entitled to receive pursuant to the provisions of this Section 2. If shares of Avery Preferred Stock are to be issued to a Person other than the Person in whose name the surrendered certificate or certificates are registered, it will be a condition of issuance of Avery Preferred Stock that the surrendered certificate or certificates shall be properly endorsed, with signatures guaranteed by a member firm of the New York Stock Exchange or a bank chartered under the Laws of the United States, or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the issuance of Avery Preferred Stock to a Person other than the registered holder of the surrendered certificate or certificates or such Person shall establish to the satisfaction of Avery that any such Tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto will be liable to any former holder of Primal Common Stock for any Avery Preferred Stock or cash or dividends or distributions thereon delivered to a public official pursuant to any applicable escheat Law.

(d)           Distributions with Respect to Unexchanged Shares of Primal Common Stock. No dividends or other distributions declared or made with respect to Avery Preferred Stock on or after the Effective Time will be paid to the holder of any certificate that theretofore evidenced shares of Primal Common Stock until the holder of such certificate shall surrender such certificate. Subject to the effect of any applicable abandoned property, escheat or other similar Laws, following surrender of any such certificate, there will be paid from the Exchange Fund to the holder of the certificates evidencing whole shares of Avery Preferred Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Avery Preferred Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Avery Preferred Stock.

(e)           No Fractional Shares. No certificates or scrip representing fractional shares of Avery Preferred Stock shall be issued upon the surrender for exchange of certificates formerly representing shares of Primal Common Stock pursuant to this Section 2; no dividend, stock split or other change in the capital structure of Avery shall relate to any fractional security; and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of a fraction of a share of Avery Preferred Stock, each holder of shares of Primal Common Stock who would otherwise be entitled to a fraction of a share of Avery Preferred Stock shall be entitled to receive, except as provided below, that number of whole shares of Avery Preferred Stock determined, to the extent reasonably practicable, by rounding such fraction upward or downward to the nearest whole number of shares of Avery Preferred Stock. Notwithstanding the foregoing, however, appropriate adjustments, either upward or downward, and in no event in an amount equal to or exceeding one whole share of Avery Preferred Stock, shall be made as necessary to the determination of the number of whole shares of Avery Preferred Stock to which a holder of Primal Common Stock is entitled so that a total of 2,000,000 shares of the Avery Preferred Stock are issued to the holders of the Primal Common Stock at the Effective Time and so that a total 2,000,000 shares of Avery Preferred Stock are deposited with the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement on the day of the Effective Time.

(f)            Termination of Exchange Fund. Any portion of the Exchange Fund which remains unclaimed by the former holders of Primal Common Stock for twelve months after the Effective Time will be delivered to Avery, upon demand, and any former holders of Primal Common Stock who have not theretofore complied with this Section 2 will, subject to applicable abandoned property, escheat and other similar Laws, thereafter look only to Avery for Avery Preferred Stock and any cash to which they are entitled.

(g)           Withholding of Tax.  Avery or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Primal Common Stock such amounts as Avery (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Avery or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the former holder of Primal Common Stock in respect of whom such deduction and withholding was made by Avery or the Exchange Agent.

(h)           Lost Certificates. If any certificate evidencing Primal Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Avery, the posting by such Person of a bond, in such reasonable amount as Avery or its transfer agent may direct, as indemnity against claims that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate that number of shares of Avery Preferred Stock to which the holder may be entitled pursuant to this Section 2 and cash and any dividends or other distributions to which the holder thereof may be entitled pursuant to Section 2.3(d) or Section 2.3(e).

2.4          STOCK TRANSFER BOOKS

At the Effective Time, the stock transfer books of Primal will be closed and there will be no further registration of transfers of shares of Primal Common Stock thereafter on the records of Primal. If, after the Effective Time, certificates formerly representing Primal Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing Avery Stock and such other cash and property as are then in the Exchange Fund.

3.             CLOSING

3.1          CLOSING

The Closing will take place at the offices of Winstead Sechrest & Minick P.C., 5400 Renaissance Tower, 1201 Elm Street, Dallas, Texas, at 10:00 a.m. on the tenth Business Day following the date on which the conditions to the Closing have been satisfied or waived and Avery notifies Primal of its election, which Avery may make in its sole and absolute discretion, to cause the Merger and the Closing to occur, or at such other place, time and date as the parties hereto may agree. At the conclusion of the Closing on the Closing Date, the parties hereto will cause the Merger Certificate to be filed with the Secretary of State of the State of Delaware and the CA Agreement of Merger to be filed with the Secretary of State of the State of California. Subject to the provisions of Section 11, failure to consummate the Merger provided for in this Agreement on the date and time and at the place determined pursuant to this Section 3.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

3.2          CLOSING OBLIGATIONS

At the Closing:

(a)           Primal will deliver to Avery:

(i)            releases in the form of Exhibit 3.2(a)(i) executed by Stockholders (collectively, “Stockholders’ Releases”);

(ii)           employment agreements in the form of Exhibit 3.2(a)(ii) executed by Faltys, Simrell and Haynes (collectively, “Employment Agreements”); and

(iii)          letters in the form of Exhibit 3.2(a)(iii) executed by the Stockholders (collectively, the “Lockup Letters”).

(b)           Avery and Stockholders will enter into an escrow agreement in the form of Exhibit 3.2(b) (the “Escrow Agreement”) with Bank One, Texas, NA (the “Escrow Agent”).

(c)           Avery will deliver, or cause to be delivered, the Escrow Shares to the Escrow Agent.

(d)           Avery and Stockholders will enter into an investors rights agreement in the form of Exhibit 3.2(d) (the “Investors Rights Agreement”).

3.3          ADJUSTMENT OF MERGER CONSIDERATION; CONTINGENT MERGER CONSIDERATION

In addition to the Merger Consideration, the holders of Primal Common Stock at the Effective Time shall be entitled to a release of the Escrow Shares and to receive additional merger consideration consisting of shares of the Avery Preferred Stock (the “Additional Merger Consideration”) based upon the aggregate revenues and earnings of the Surviving Corporation for the period commencing August 1, 1999, and ending on July 31, 2000 (the “Earn-Out Period”), as follows:

AUGUST 1, 1999 TO JULY 31, 2000

REVENUES	BASE LOSS	LOSS DIFFERENTIAL MULTIPLIER	SHARES OF AVERY PREFERRED STOCK(1) (SUBJECT TO ADJUSTMENT(2))
$2,550,000	$1,082,000	100%	0
$3,060,000	$1,082,000	120%	300,000
$3,825,000	$1,082,000	150%	850,000
$4,080,000	$1,082,000	160%	1,250,000
$4,590,000	$1,082,000	180%	2,000,000
$5,100,000	$1,082,000	200%	$1,250,000
$5,610,000	$1,122,000	220%	$2,250,000
$6,375,000	$1,275,000	250%	$4,000,000
$6,885,000	$1,377,000	270%	$5,250,000
$7,650,000	$1,530,000	300%	$6,900,000
$8,160,000	$1,632,000	320%	$8,000,000

(1)           Numbers expressed in shares in this column represent shares that will be released from the Escrow Shares. Numbers expressed in dollars in this column will be paid in additional shares of Avery Preferred Stock, such number of shares being determined as provided below.

(2)           The shares of Avery Preferred Stock are subject to reduction as provided below.

The number of shares of Avery Preferred Stock eligible for release from the Escrow Agreement or that may be issued as Additional Merger Consideration, in each case as set forth in the table above, will be reduced if Primal’s loss for the Earn-Out Period, determined without any reduction for taxes, depreciation or amortization (the “Actual Operating Loss”), were to be more than the Base Loss. The Base Loss for the Earn-Out Period for all revenue amounts up to $5,100,000 set forth in the table above shall be deemed to be $1,082,000. For revenues greater than $5,100,000 set forth in the table above, the Base Loss shall be deemed to equal to 20% of Primal’s actual revenues for the Earn-Out Period. If the Actual Operating Loss is greater than the Base Loss, then the amount by which the Actual Operating Loss exceeds the Base Loss shall be multiplied by the “Loss Differential Multiplier” specified in the table above. The resulting dollar amount will be deducted from the earn-out amounts expressed in dollars in the table above, or reduce the number of Escrow Shares eligible for release from the Escrow Agreement set forth in the table above, such number of shares being determined by first dividing (i) the resulting dollar amount by (ii) the Value of a share of Avery Common Stock on the Determination Date, and then multiplying that result by the “Current Conversion Price” for the Avery Preferred Stock on the Determination Date.

The maximum number of shares of Avery Preferred Stock that may be issued as Additional Merger Consideration shall not exceed 4,000,000 shares of Avery Preferred Stock.

For purposes of determining the number of shares of Avery Preferred Stock to be issued as Additional Merger Consideration, the Value of a share of Avery Common Stock shall be equal to the greater of (i) the Value of a share of Avery Common Stock on the Determination Date or (ii) $2.00. The amounts expressed in dollars in the table above shall be divided by the Value of a share of Avery Common Stock as so determined. The number of shares of Avery Preferred Stock, if any, to be issued as Additional Merger Consideration shall be determined by multiplying such number by the “Current Conversion Price” for the Avery Preferred Stock on the Determination Date.

To the extent that less than all the Escrow Shares are entitled to be released from the Escrow Agreement because the thresholds set forth in the table above are not met, such Escrow Shares not released shall be returned to Avery for cancellation and the holders of shares of the Primal Common Stock at the Effective Time shall have no rights thereto whatsoever.

Notwithstanding the foregoing, if between the date of this Agreement and the Determination Date the outstanding shares of Avery Preferred Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, conversion, consolidation, combination or exchange of shares, the provisions for determining the Additional Merger Consideration will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, conversion, consolidation, combination or exchange of shares.

3.4          CONTINGENT PAY-OUT PROCEDURES

(a)           Avery will prepare and will cause PricewaterhouseCoopers LLP, Avery’s certified public accountants, to review financial statements (“Closing Financial Statements”) of Primal for the Earn-Out Period. Avery will deliver the Closing Financial Statements to the Stockholders within forty-five days after the last day of the Earn-Out Period. If within thirty days following delivery of the Closing Financial Statements, the Stockholders have not given Avery notice of their objection to the Closing Financial Statements (such notice must contain a statement of the basis of such objection), then the revenues and earnings or losses reflected in the Closing Financial Statements will be used in computing the Additional Merger Consideration. If Avery gives such notice of objection, then the issues in dispute will be submitted to Ernst & Young LLP, certified public accountants (the “Accountants”), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Avery and Stockholders will each bear 50% of the fees of the Accountants for such determination. The date on which the final determination of the Additional Merger Consideration is made is herein called the “Determination Date.”

(b)           On the tenth business day following the Determination Date, Avery will cause to be released from the Escrow Agreement, or will issue, or cause to be issued, or both, shares of Avery Preferred Stock equal to the Additional Merger Consideration.

4.             REPRESENTATIONS AND WARRANTIES OF PRIMAL

WBS is expressly excluded from any representation and warranty of Primal contained herein. Subject to the foregoing, Primal represents and warrants to Avery as follows:

4.1          ORGANIZATION AND GOOD STANDING

(a)           Part 4.1 of the Primal Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for such failures to be so qualified and in good standing that would not have a Primal Material Adverse Effect.

(b)           Primal has delivered to Avery copies of the Organizational Documents of each Acquired Company, as currently in effect.

4.2          AUTHORITY; NO CONFLICT

(a)           This Agreement constitutes the legal, valid, and binding obligation of Primal, enforceable against Primal in accordance with its terms. Primal has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)           Except as set forth in Part 4.2 of the Primal Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)            contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies, or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

(ii)           contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, may be subject;

(iii)          contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

(iv)          cause Avery or any Acquired Company to become subject to, or to become liable for the payment of, any Tax;

(v)           cause any of the assets owned by any Acquired Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi)          contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vii)         result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

Except as set forth in Part 4.2 of the Primal Disclosure Letter, no Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3          CAPITALIZATION

(a)           The authorized equity securities of Primal consist of 50,000,000 shares of common stock, no par value per share, of which 8,956,003 shares are issued and outstanding and constitute the Shares. The Primal Common Stock is held of record by the persons, with the addresses of record and in the amounts set forth on Part 4.3(a) of the Primal Disclosure Letter, along with the vesting schedule for such shares, if any. Except as set forth on Part 4.3(a) of the Primal Disclosure Letter, all outstanding shares of Primal Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

(b)           The Company has reserved 2,750,000 shares of Common Stock for issuance to employees and consultants pursuant to the 1998 Stock Option Plan (the “Primal Option Plan”) of Primal, of which 2,355,193 shares are subject to outstanding, unexercised options (each, a ‘‘Primal Option”), 644,413 shares remain available for future grant and no shares have been issued pursuant to the exercise of options issued under the Primal Option Plan. Part 4.3(b) of the Primal Disclosure Letter sets forth for each outstanding Primal Option the name of the holder of such Primal Option, the domicile address of such holder, the number of shares of Primal Common Stock subject to such Primal Option, the exercise price of such Primal Option, and the vesting schedule for such Primal Option, including the extent vested to date and whether the exercisability of such Primal Option will be accelerated and become exercisable by reason of the transactions contemplated by this Agreement.   Except for the Primal Option Plan and the Primal Options granted, issued and outstanding thereunder, no shares of Primal Common Stock are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating Primal to offer, sell, issue or grant any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock of Primal, to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of Primal or to grant any Encumbrance on any shares of capital stock of Primal.

(c)           The authorized, issued and outstanding capital stock of, or other equity interests in, each of Primal’s Subsidiaries and the names of the holders of record of the capital stock or other equity interests of each such Subsidiary, in each case, as of the date hereof, are set forth in Part 4.3(c)

of the Primal Disclosure Letter. The issued and outstanding shares of capital stock of, or other equity interests in, each of the Subsidiaries of Primal that are owned by Primal or any of its Subsidiaries have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any Person. All such issued and outstanding shares or other equity interests, that are indicated as owned by Primal or one of its Subsidiaries in Part 4.3(c) of Primal’s Disclosure Letter, are owned beneficially as set forth therein and free and clear of all Encumbrances. No shares of capital stock of, or other equity interests in, any Subsidiary of Primal are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating Primal or any of its Subsidiaries (i) to offer, sell, issue, grant, pledge, dispose of or encumber any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, any of the Subsidiaries of Primal, (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interest in, or any outstanding securities that are convertible into or exchangeable for, any shares of capital stock of, or other equity interests in, any of the Subsidiaries of Primal or (iii) to grant any Encumbrance on any outstanding shares of capital stock of, or other equity interest in, any of the Subsidiaries of Primal.

4.4          FINANCIAL STATEMENTS

Primal has delivered to Avery; (a) an unaudited balance sheet of Primal as at December 31, 1998 (the “Balance Sheet”), and the related unaudited statements of income, changes in stockholders’ equity, and cash flows for the fiscal year then ended, and (b) an unaudited balance sheet of Primal as at February 28, 1999 (the “Interim Balance Sheet”), and the related unaudited statements of income, changes in stockholders’ equity, and cash flows for the two-months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flows of Primal as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this Section 4.4 reflect the consistent application of such accounting principles throughout the periods involved.

4.5          BOOKS AND RECORDS

The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Avery, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Acquired Companies are subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

4.6          TITLE TO PROPERTIES; ENCUMBRANCES

Part 4.6 of the Primal Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by any Acquired Company. The Acquired Companies own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 4.6 of the Primal Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Acquired Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.  All buildings, plants, and structures owned by the Acquired Companies lie wholly within the boundaries of the real property owned by the Acquired Companies and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

4.7          CONDITION AND SUFFICIENCY OF ASSETS

The buildings, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies’ businesses after the Closing in substantially the same manner as conducted prior to the Closing.

4.8          ACCOUNTS RECEIVABLE

All accounts receivable of the Acquired Companies that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, and except as set forth in Part 4.8 of the Primal Disclosure Letter, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 4.8 of the Primal Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

4.9          INVENTORY

None of the Acquired Companies has or owns any inventory, whether or not required to be reflected in the Balance Sheet or the Interim Balance Sheet.

4.10        NO UNDISCLOSED LIABILITIES

Except as set forth in Part 4.10 of the Primal Disclosure Letter, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

4.11        TAXES

(a)           The Acquired Companies have filed or caused to be filed (on a timely basis since June 17, 1996) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements.  Primal has delivered to Avery copies of, and Part 4.11 of the Primal Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since June 17, 1996. The Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by any Acquired Company, except such Taxes, if any, as are listed in Part 4.11 of the Primal Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

(b)           None of the United States federal and state income Tax Returns of any Acquired Company subject to such Taxes has been audited by the IRS or relevant state tax authorities. Except as described in Part 4.11 of the Primal Disclosure Letter, no Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

(c)           The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company’s liability for Taxes. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in Part 4.11 of the Primal Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d)           All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement. No Acquired Company is, or within the five-year period preceding the Closing Date has been, an “S” corporation.

4.12        NO MATERIAL ADVERSE CHANGE

Since the date of the Balance Sheet, there has not been any Primal Material Adverse Effect, and no event has occurred or circumstance exists that may result in any Primal Material Adverse Effect.

4.13        EMPLOYEE BENEFITS

(a)           Part 4.13 of the Primal’s Disclosure Letter contains a true and complete list of each deferred compensation, incentive compensation, stock purchase, stock option and other equity compensation plan, “welfare” plan, fund or program (within the meaning of ERISA § 3(1)); each “pension” plan, fund or program (within the meaning of ERISA § 3(2)); each employment, termination or severance agreement with individuals whose annual compensation is at a base rate exceeding $50,000, and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Primal or any entity, that together with Primal would be deemed a “single employer” within the meaning of ERISA § 4001(b) or under IRC § 414 (an “ERISA Affiliate”), or to which Primal or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of Primal or any of its Subsidiaries (the “Primal Plans”).

(b)           With respect to each Primal Plan, Primal has heretofore delivered or made available to Avery true and complete copies of the Primal Plan and any amendments thereto (or if the Primal Plan is not a written Primal Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Primal Plan intended to qualify under IRC § 401.

(c)           No material liability under ERISA Title IV or § 302 has been incurred by Primal or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Primal or any ERISA Affiliate of incurring any such liability.

(d)           No Primal Plan is subject to ERISA Title IV or IRC § 412, nor is any Primal Plan a “multiemployer pension plan,” as defined in ERISA § 3(37), or subject to ERISA § 302.

(e)           Each Primal Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the IRC.

(f)            Each Primal Plan intended or required to be “qualified” within the meaning of IRC § 401(a) is so qualified and the applicable trust or trusts maintained thereunder are exempt from taxation under IRC § 501(a).

(g)           No Primal Plan provides material medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Primal or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan”, or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). No Primal Plans are self-insured “multiple employer welfare arrangements,” as such term is defined in ERISA § 3(40).

(h)           No amounts payable under the Primal Plans will fail to be deductible for federal income Tax purposes by virtue of IRC § 162(a)(l) or IRC § 280G or would require the payment of an excise Tax imposed by IRC § 4999.

(i)            The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement or the Voting Agreement will not (i) entitle any current or former employee or officer of Primal or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (iii) except for the outstanding Primal Options, accelerate the vesting of any stock option or of any shares of restricted stock.

(j)            Except as would not be material in any respect to Primal, there are no pending or, to the Knowledge of Primal, any threatened or anticipated claims by or on behalf of any Primal Plan, by any employee or beneficiary covered under any such Primal Plan, or otherwise involving any such Primal Plan (other than routine claims for benefits).

4.14        COMPLlANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a)           Except as set forth in Part 4.14 of the Primal Disclosure Letter:

(i)            each Acquired Company is, and at all times since June 17, 1996, has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, and no failure to comply with any such Legal Requirement has had or could have a Primal Material Adverse Effect;

(ii)           to the Knowledge of Primal, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)          no Acquired Company has received, at any time since June 17, 1996, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)           Part 4.14 of the Primal Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorization listed or required to be listed in Part 4.14 of the Primal Disclosure Letter is valid and in full force and effect. Except as set forth in Part 4.14 of the Primal Disclosure Letter:

(i)            each Acquired Company is, and at all times since June 17, 1996, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 4.14 of the Primal Disclosure Letter;

(ii)           no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 4.14 of the Primal Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 4.14 of the Primal Disclosure Letter;

(iii)          no Acquired Company has received, at any time since June 17, 1996, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)          all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 4.14 of the Primal Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

To the Knowledge of Primal, the Governmental Authorizations listed in Part 4.14 of the Primal Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies lawfully to conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

4.15        LEGAL PROCEEDINGS; ORDERS

(a)           Except as set forth in Part 4.15 of the Primal Disclosure Letter, there is no pending Proceeding:

(i)            that has been commenced by or against any Acquired Company or, to the Knowledge of Primal, that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; or

(ii)           that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Merger, Avery’s exercise of control over any Acquired Company, or any of the other Contemplated Transactions.

To the Knowledge of the Acquired Companies, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Primal has delivered to Avery copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 4.15 of the Primal Disclosure Letter. The Proceedings listed in Part 4.15 of the Primal Disclosure Letter will not have a Primal Material Adverse Effect on any Acquired Company.

(b)           Except as set forth in Part 4.15 of the Primal Disclosure Letter:

(i)            there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject; and

(ii)           to the Knowledge of Primal, no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

(c)           Except as set forth in Part 4.15 of the Primal Disclosure Letter:

(i)            each Acquired Company is, and at all times since June 17, 1996, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii)           no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

(iii)          no Acquired Company has received, at any time since June 17, 1996, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

4.16        ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Part 4.16 of the Primal Disclosure Letter, and except for the WBS Transaction, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

(a)           change in any Acquired Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b)           amendment to the Organizational Documents of any Acquired Company;

(c)           payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d)           adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

(e)           damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

(f)            entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $10,000;

(g)           sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or except for the Avery Loan, imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h)           cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $10,000;

(i)            material change in the accounting methods used by any Acquired Company; or

(j)            agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

4.17        CONTRACTS; NO DEFAULTS

(a)           Part 4.17(a) of the Primal Disclosure Letter contains a complete and accurate list, and Primal has delivered to Avery true and complete copies, of:

(i)            each licensing agreement or other Applicable Contract with respect to the Software (collectively, the “Software Licenses”);

(ii)           each Applicable Contract with respect to the providing of consulting services by one or more of the Acquired Companies or any of their employees or agents (collectively, the “Consulting Contracts”);

(iii)          each Applicable Contract (other than the Software Licenses and the Consulting Contracts) that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $ 10,000;

(iv)          each Applicable Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $10,000;

(v)           each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $10,000;

(vi)          each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

(vii)         each licensing agreement or other Applicable Contract (other than the Software Licenses) with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(viii)        each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(ix)           each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

(x)            each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or any Affiliate of an Acquired Company or limit the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business or to compete with any Person;

(xi)           each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(xii)          each power of attorney that is currently effective and outstanding;

(xiii)         each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

(xiv)        each Applicable Contract for capital expenditures in excess of $ 10,000;

(xv)         each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and

(xvi)        each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Part 4.17(a) of the Primal Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Acquired Companies under the Contracts, and the Acquired Companies’ office where details relating to the Contracts are located.

(b)           Except as set forth in Part 4.17(b) of the Primal Disclosure Letter:

(i)            no stockholder of Primal (and no Related Person of any stockholder of Primal) has or may acquire any rights under, and no stockholder of Primal has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

(ii)           to the Knowledge of the Acquired Companies, no officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

(c)           Except as set forth in Part 4.17(c) of the Primal Disclosure Letter, each Contract identified or required to be identified in Part 4.17(a) of the Primal Disclosure Letter is in full force and effect and, to the Knowledge of Primal, is valid and enforceable in accordance with its terms.

(d)           Except as set forth in Part 4.17(d) of the Primal Disclosure Letter:

(i)            each Acquired Company is, and at all times since June 17, 1996, has been, in full compliance with all applicable terms and requirements of each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;

(ii)           to the Knowledge of Primal, each other Person that has or had any obligation or liability under any Contract under which an Acquired Company has or had any rights is, and at all times since June 17, 1996, has been, in full compliance with all applicable terms and requirements of such Contract;

(iii)          to the Knowledge of Primal, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

(iv)          no Acquired Company has given to or received from any other Person, at any time since June 17, 1996, any written notice or other written communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(e)           There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Contracts with any Person and, to the Knowledge of the Acquired Companies, no such Person has made written demand for such renegotiation.

(f)            The Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies have been entered into in the Ordinary Course of Business and, to the Knowledge of Primal, have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

4.18        INSURANCE

(a)           Primal has delivered to Avery:

(i)            true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, is or has been covered at any time within the three years preceding the date of this Agreement;

(ii)           true and complete copies of all pending applications for policies of insurance; and

(iii)          any statement by the auditor of any Acquired Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b)           Part 4.18(b) of the Primal Disclosure Letter describes:

(i)            any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder;

(ii)           any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and

(iii)          all obligations of the Acquired Companies to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c)           Part 4.18(c) of the Primal Disclosure Letter sets forth, by year, for the current policy year and each of the three preceding policy years:

(i)            a summary of the loss experience under each policy;

(ii)           a statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

(A)          the name of the claimant;

(B)           a description of the policy by insurer, type of insurance, and period of coverage; and

(C)           the amount and a brief description of the claim; and

(iii)          a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d)           Except as set forth on Part 4.18(d) of the Primal Disclosure Letter:

(i)            All policies to which any Acquired Company is a party or that provide coverage to any Acquired Company, or any director or officer of an Acquired Company:

(A)          are valid, outstanding, and enforceable;

(B)           are issued by an insurer that is financially sound and reputable;

(C)           taken together, provide adequate insurance coverage for the assets and the operations of the Acquired Companies for all risks normally insured against by a Person carrying on the same business or businesses as the Acquired Companies;

(D)          are sufficient for compliance with all Legal Requirements and Contracts to which any Acquired Company is a party or by which any of them is bound;

(E)           will continue in full force and effect following the consummation of the Contemplated Transactions; and

(F)           do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired Company.

(ii)           No Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii)          The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

(iv)          The Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

4.19       ENVIRONMENTAL MATTERS

Except as set forth in Part 4.19 of the Primal Disclosure Letter:

(a)           All of the current operations of the Acquired Companies and their respective assets, businesses and real property, including any operations at or from any real property presently owned, used, leased, occupied, managed or operated by any Acquired Company (collectively, the “Real Property”), comply and have at all times complied with all applicable Environmental Laws.

(b)           To the knowledge of Primal, none of the assets of the Acquired Companies, nor any of the Real Property, contains any Hazardous Materials in, on, over, under or at it, in concentrations which would violate any applicable Environmental Laws or reasonably would be likely to result in the imposition of liability or obligations on any of the Acquired Companies under any applicable

Environmental Laws, including any liability or obligations for the investigation, corrective action, remediation or monitoring of Hazardous Materials in, on, over, under or at the Real Property.

(c)           None of the Real Property is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., as amended, or any similar inventory of sites requiring investigation or remediation maintained by any state or locality. None of the Acquired Companies has received any notice, whether oral or written, from any Governmental Body or third party of any actual or threatened Environmental Liabilities.

(d)           To the Knowledge of Primal, each of the Acquired Companies has all the permits, licenses, authorizations and approvals necessary for the conduct of their businesses and for the operations on, in or at the Real Property (the “Environmental Permits”), which are required under applicable Environmental Laws and they are in compliance in all material respects with the terms and conditions of all such Environmental Permits. To the Knowledge of Primal, no reason exists why any of the Acquired Companies would not be capable of continued operation of their businesses in compliance in all material respects with the Environmental Permits all applicable Environmental Laws.

(e)           None of the Acquired Companies has incurred any Environmental Liabilities, or has contractually assumed or succeeded to, or received any written notice that it has assumed or succeeded to by operation of Law, including Environmental Laws and common law, or otherwise, any Environmental Liabilities of any other Person.

4.20        EMPLOYEES

(a)           Part 4.20 of the Primal Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; social security number; job title; current compensation paid or payable and any change in compensation since January 1, 1998; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Primal Plan, or any other employee benefit plan.

(b)           No employee or director of any Acquired Company is a party to, or, to the Knowledge of Primal, is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of such employee’s duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with the Acquired Companies by any such employee or director. To Primal’s

Knowledge, no director, officer, or other key employee of any Acquired Company intends to terminate his or her employment with such Acquired Company.

(c)           Part 4.20 of the Primal Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

4.21        LABOR RELATIONS; COMPLIANCE

Since June 17, 1996, no Acquired Company has been or is a party to any collective bargaining or other labor Contract. Since June 17, 1996, there has not been, there is not presently pending or existing, and to Primal’s Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent. To Primal’s Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment, except as set forth in Part 4.21 of the Primal Disclosure Letter, of social security and similar taxes, occupational safety and health, and plant closing. Except as set forth in Part 4.21 of the Primal Disclosure Letter, no Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

4.22        INTELLECTUAL PROPERTY

(a)           Part 4.22(a) of the Primal Disclosure Letter sets forth a complete and accurate description of the Outfront Software, the specifications for the Outfront Software and a list of each Applicable Contract relating to the Outfront Software, including each license granted by Primal to any Person to use the Outfront Software. Part 4.22(a) also separately sets forth a complete and accurate list of all Software licensed by Primal from other Persons and used in, and delivered as an integral part of, the Outfront Software (“Third Party Software”), and a brief description of such Third Party Software and the terms of the licenses or other Applicable Contract (collectively, the “Third Party Licenses”) governing the use of such Third Party Software by Primal in the Outfront Software, including the royalties or other fees required thereby. Subject only to the terms of the

Third Party Licenses requiring the payment of royalties or other fees to the owners of the Third Party Software, Primal has the unrestricted right to use the Third Party Software in the Outfront Software and to furnish the Third Party Software to the customers of Primal as part of the Outfront Software system. No Person not subject to a valid and enforceable non-disclosure agreement in favor of Primal is authorized to have access to, or to alter, modify or make any other changes or revisions to, the Source Code for the Outfront Software, except as provided in, and subject to the terms and provisions of, those Applicable Contracts pursuant to which the Source Code for the Outfront Software has been placed in escrow (“Source Code Escrow Agreements”). A complete and accurate list of all Source Code Escrow Agreements to which any Acquired Company is a party is set forth separately in Part 4.22(a) of the Primal Disclosure Letter.

(b)           No Primal Intellectual Property Asset has been registered with any Governmental Body and no application for such registration has been filed with any Governmental Body. Part 4.22(b) of the Primal Disclosure Letter identifies and provides a brief description of all other Primal Intellectual Property Assets not described in Part 4.22(a) of the Primal Disclosure Letter that are owned by Primal and are necessary to the conduct of the business of any of the Acquired Companies. Part 4.22(b) of the Primal Disclosure Letter identifies and provides a brief description of each Primal Intellectual Property Asset licensed to Primal by any Person (except for the Third Party Licenses and End-User Licenses) and identifies the license agreement or other Applicable Contract under which such Primal Intellectual Property Asset is being licensed to Primal. Primal has good, valid and marketable title to all of the Primal Intellectual Property Assets owned by Primal, free and clear of all Encumbrances, and has a valid right to use all Primal Intellectual Property Assets licensed to Primal and identified in Part 4.22(b) of the Primal Disclosure Letter. Except as set forth in Part 4.22(a) of the Primal Disclosure Letter with respect to the Third Party Software, and except for one-time payments to purchase End-User Licenses, none of the Acquired Companies is obligated to make any payment to any Person for the use of any Intellectual Property Asset used in the business of any of the Acquired Companies. Except as set forth in Part 4.22(b) of the Primal Disclosure Letter, Primal is free to use, and, except for the Third Party Software and Software licensed to Primal under an End-User License, Primal is free to modify, copy, distribute, sell, license or otherwise exploit each of the Primal Intellectual Property Assets on an exclusive basis (other than the Third Party Software and End-User Licenses, with respect to which Primal’s rights are not exclusive).

(c)           Primal has not disclosed or delivered to any Person not subject to a valid and enforceable non-disclosure agreement in favor of Primal, or permitted the disclosure or delivery to any Person not subject to a valid and enforceable non-disclosure agreement in favor of Primal, of the Source Code, or any portion or aspect of the Source Code, of any Primal Intellectual Property Asset. Primal has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person, of the object code of any Primal Intellectual Property Asset except pursuant to valid and enforceable license agreements or pursuant to valid and enforceable non-disclosure agreements.

(d)           To the Knowledge of Primal, none of the Primal Intellectual Property Assets infringe or conflict with any Intellectual Property Asset owned or used by any other Person. Primal has not at any time received any written notice or other written communication, or to the Knowledge of Primal, any oral notice or other oral communication, of any such infringement or conflict. Primal is not infringing, misappropriating or making any unlawful use of, and Primal has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Intellectual Property Asset owned or used by any other Person. To the Knowledge of Primal, no other Person is infringing, misappropriating or making any unlawful use of, and no Intellectual Property Asset owned or used by any other Person infringes or conflicts with, any Primal Intellectual Property Asset.

(e)           The Primal Intellectual Property Assets constitute all the Intellectual Property Assets necessary to enable Primal to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 4.22(a) of the Primal Disclosure Letter, (i) Primal has not licensed any of the Primal Intellectual Property Assets to any Person and (ii) Primal has not entered into any covenant not to compete or any Contract limiting its ability to exploit fully any of its Intellectual Property Assets or to transact business in any market or geographical area or with any Person.

(f)            Except in the Ordinary Course of Business, Primal has not entered into and is not bound by any Contract under which any Person has the right to distribute or license, on a commercial basis, any Primal Intellectual Property Asset, including Source Code, object code or any versions, modifications or derivative works of Source Code or object code in any Primal Intellectual Property Asset.

4.23       RELATIONSHIPS WITH RELATED PERSONS

No Stockholder or any Related Person of Stockholders or of any Acquired Company has, or since the first day of the next to last completed fiscal year of the Acquired Companies has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies’ businesses. No Stockholder or any Related Person of Stockholders or of any Acquired Company is, or since the first day of the next to last completed fiscal year of the Acquired Companies has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a “Competing Business”) in any market presently served by such Acquired Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 4.23 of the Primal Disclosure Letter, no Stockholder or any Related Person of Stockholders or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

4.24        PROJECTIONS OF FINANCIAL PERFORMANCE

Primal has previously presented and delivered to Avery Primal’s business plan entitled “Confidential Business Plan” (the “Primal Business Plan”). The 3-year pro forma projected income statements, 3-year pro forma projected balance sheets, and 3-year pro forma projected statements of cash flows and the other projections and estimates contained in Primal Business Plan are based upon factual assumptions that were reasonably made by Primal and were made in good faith at the time such projections and estimates were made, and such factual assumptions remain reasonable and good faith assumptions on and as of the date of this Agreement. There has been no material change in the business prospects of Primal or in any other fact or circumstance which would or could reasonably be expected to render any such projections or estimates, or the assumptions upon which they were based, unreasonable or not made in good faith in any material respect. The budgeted operating loss for Primal for the Earn-Out Period is $1,082,000.

4.25        TAX MATTERS

To the Knowledge of Primal, neither Primal nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of IRC § 368(a).

4.26        CERTAIN BUSINESS PRACTICES

Neither Primal nor any of its Subsidiaries nor any director, officer, employee or agent of Primal or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment except for the foregoing matters that are not material in any respect to Primal.

4.27        INTEREST RATE AND FOREIGN EXCHANGE CONTRACTS

No Acquired Company is a party to or otherwise bound by any Contract relating to interest rate swaps, caps, floors or option agreements or other interest rate risk management arrangements or foreign exchange contracts to hedge its investments in foreign currencies.

4.28        YEAR 2000 MATTERS

Except as set forth in Part 4.28 of the Primal Disclosure Letter, the Outfront Software, the computer programs and the technical systems owned, leased, licensed or used by the Acquired Companies are year 2000 compliant, will function and operate prior to, during and after the calendar year 2000 in accordance with their specifications and will provide the required output without experiencing abnormal ending dates and/or invalid or incorrect years and shall incorporate century recognition date data, calculations that use same century and multi-century formulas and date values that reflect the current century in all transactions. In addition, all such computer programs and technical systems will process, manage and manipulate data involving dates, including single century and multi-century formulas, and will not cause an abnormally ending scenario within the application or generate incorrect values or invalid results involving such dates.

4.29        PROXY STATEMENT

The information supplied by Primal or required to be supplied by Primal (except to the extent revised or superseded by amendments or supplements) for inclusion in the proxy statement or any amendment or supplement thereto to be sent to the stockholders of Primal in connection with the meeting of Primal’s stockholders to consider the Merger (the “Primal Stockholders’ Meeting”) (such proxy statement, as amended or supplemented, is referred to herein as the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to Primal’s stockholders, at the time of the Primal Stockholders’ Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of Primal for the Primal Stockholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, Primal makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Avery which is contained in or omitted from any of the foregoing documents.

4.30        BROKERS OR FINDERS

Primal and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.31        DISCLOSURE

(a)           No representation or warranty of Primal in this Agreement and no statement in the Primal Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)           No notice given pursuant to Section 6.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c)           There is no fact known to any of the Acquired Companies that has specific application to any Acquired Company (other than general economic or industry conditions) and that materially adversely affects or, as far as Primal can reasonably foresee, materially threatens, the assets, business, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement or the Primal Disclosure Letter.

5.             REPRESENTATIONS AND WARRANTIES OF AVERY

Avery represents and warrants to Primal as follows:

5.1          ORGANIZATION AND GOOD STANDING

(a)           Avery is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Avery is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for such failures to be so qualified or in good standing that would not have an Avery Material Adverse Effect.

(b)           Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Merger Sub is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for such failures to be so qualified or in good standing that would not have an Avery Material Adverse Effect.

5.2          AUTHORITY; NO CONFLICT

(a)           This Agreement constitutes the legal, valid, and binding obligation of Avery and Merger Sub, enforceable against Avery and Merger Sub in accordance with its terms. Avery and Merger Sub have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement.

(b)           Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)            contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Avery or Merger Sub, or (B) any resolution adopted by the board of directors or the stockholders of Avery or Merger Sub;

(ii)           contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Avery or Merger Sub, or any of the assets owned or used by Avery or Merger Sub, may be subject;

(iii)          contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Avery or Merger Sub or that otherwise relates to the business of, or any of the assets owned or used by, Avery or Merger Sub; or

(iv)          contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Avery Applicable Contract; the effect of which would cause an Avery Material Adverse Effect or would prevent or delay the Merger or otherwise prevent Avery or Merger Sub from performing their respective obligations under this Agreement.

Except as set forth in Part 5.2 of the Avery Disclosure Letter, neither Avery nor Merger Sub is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

5.3          CAPITALIZATION

The authorized capital stock of Avery consists solely of 20,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 20,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of February 7, 1999, there were 9,836,526 shares of Common Stock issued and outstanding and 2,826,667 shares of Preferred Stock issued and outstanding. The shares of Preferred Stock are divided into eight series, of which 800,000 shares have been designated as the Series A Junior Convertible Redeemable Preferred Stock (the “Series A Preferred Stock”), 1,050,000 shares have been designated as the Series B Junior Convertible Redeemable Preferred Stock (the “Series B Preferred Stock”), 340,000 have been designated as the Series C Junior Convertible Redeemable Preferred Stock (the “Series C Preferred Stock”), 5,000,000 shares have been designated as the Senior Cumulative Redeemable Preferred Stock, 1996 HBS Series (the “HBS Senior Preferred Stock”), 1,500,000 shares have been designated as the Series D Senior Convertible Redeemable Preferred Stock (the “Series D Preferred Stock”), 350,000 shares have been designated as the Series E Junior Convertible Redeemable Preferred Stock (the “Series E Preferred Stock”), 940,000 shares have been designated as the Senior Cumulative Redeemable Convertible Preferred Stock, 1997 HBS Exchange Series (the “1997 HBS Senior Preferred Stock”), and 1,050,000 shares have been designated as the Junior Convertible Redeemable Preferred Stock, Series B Exchange Series (the “Series B Exchange Preferred Stock”). As of February 7,1999, Avery had issued and outstanding 400,000 shares of the Series A Preferred Stock, 500,000 shares of the Series B Preferred

Stock, 76,667 shares of the Series C Preferred Stock, 1,500,000 shares of the Series D Preferred Stock, and 350,000 shares of the Series E Preferred Stock. All such issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except for options, warrants and convertible securities that on February 7, 1999, were exercisable for or convertible into an aggregate of 3,213,552 shares of Avery Common Stock, and except as contemplated by this Agreement, there are no options, warrants, calls, subscriptions, convertible securities, phantom stock rights, or other rights, Contracts, agreements or commitments which obligates Avery or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Avery or any of its Subsidiaries, or, except as set forth in the Organizational Documents of Avery relating to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock, any obligation of Avery or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding capital stock of Avery or any of its Subsidiaries, or otherwise entitle the holder thereof to receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of Avery or any of its Subsidiaries.

5.4          FINANCIAL STATEMENTS

Avery has delivered to Stockholders: (a) consolidated balance sheets of Avery as at December 31 in each of the years 1996 through 1997, and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the report thereon of King Griffin & Adamson, LLP, independent certified public accountants, (b) a consolidated balance sheet of Avery as at December 31, 1997 (including the notes thereto, the “Avery Balance Sheet”), and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended, together with the report thereon of King Griffin & Adamson, LLP, independent certified public accountants, and (c) an unaudited consolidated balance sheet of Avery as at September 30, 1998 (the “Avery Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow for the nine months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Avery Balance Sheet); the financial statements referred to in this Section 5.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

5.5          BOOKS AND RECORDS

The books of account, minute books, stock record books, and other records of Avery, all of which have been made available to Primal, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Acquired Companies are subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of Avery contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of Avery, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

5.6          TITLE TO PROPERTIES; ENCUMBRANCES

Avery owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in the Avery Balance Sheet and the Avery Interim Balance Sheet (except for assets held under capitalized leases disclosed and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by Avery since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material properties and assets reflected in the Avery Balance Sheet and the Avery Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Avery Balance Sheet or the Avery Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of Avery or any of its Subsidiaries, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by Avery and its Subsidiaries lie wholly within the boundaries of the real property owned by Avery and its Subsidiaries and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

5.7          ACCOUNTS RECEIVABLE

All accounts receivable of Avery that are reflected on the Avery Balance Sheet or the Avery Interim Balance Sheet (collectively, the “Avery Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Avery Balance Sheet or the Interim Balance Sheet (which reserves are adequate and calculated consistent with past practice). There is no contest, claim, or right of set-off, other than in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

5.8          NO UNDISCLOSED LIABILITIES

Except as set forth in Part 5.8 of the Avery Disclosure Letter, Avery has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Avery Balance Sheet or the Avery Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

5.9          TAXES

(a)           Avery has filed or caused to be filed (on a timely basis since January 1, 1996) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Avery has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Avery, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Avery Balance Sheet and the Avery Interim Balance Sheet.

(b)           The charges, accruals, and reserves with respect to Taxes on the respective books of Avery are adequate (determined in accordance with GAAP) and are at least equal to Avery’s liability for Taxes. There exists no proposed tax assessment against Avery except as disclosed in the Avery Balance Sheet.  All Taxes that Avery is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

5.10        NO MATERIAL ADVERSE CHANGE

Since the date of the Avery Balance Sheet, there has not been an Avery Material Adverse Effect, and no event has occurred or circumstance exists that may result in an Avery Material Adverse Effect.

5.11        COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

Except as set forth in Part 5.11 of the Avery Disclosure Letter or except as have not had and would not reasonably be expected to have an Avery Material Adverse Effect:

(i)            Avery is, and at all times since January 1, 1998, has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Avery of, or a failure on the part of Avery to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Avery to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)          Avery has not received, at any time since January 1, 1998, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

5.12        LEGAL PROCEEDINGS; ORDERS

(a)           Except as set forth in Part 5.12 of the Avery Disclosure Letter, there is no pending Proceeding:

(i)            that has been commenced by or against Avery or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Avery, which, if adversely determined, would have an Avery Material Adverse Effect; or

(ii)           that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Avery, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(b)           Except as set forth in Part 5.12 of the Avery Disclosure Letter:

(i)            there is no Order to which Avery or any of its Subsidiaries, or any of the assets owned or used by Avery or any of its Subsidiaries, is subject; and

(ii)           to the Knowledge of Avery, no officer, director, agent, or employee of Avery or any of its Subsidiaries is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Avery or any of its Subsidiaries.

(c)           Except as set forth in Part 5.12 of the Avery Disclosure Letter or except as have not had and would not reasonably be expected to have an Avery Material Adverse Effect:

(i)            Avery and its Subsidiaries are, and at all times since January 1, 1998, have been, in full compliance with all of the terms and requirements of each Order to which any of them, or any of the assets owned or used by them, is or has been subject;

(ii)           no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Avery or any of its Subsidiaries, or any of the assets owned or used by Avery or any of its Subsidiaries, is subject; and

(iii)          Neither Avery nor any of its Subsidiaries has received, at any time since January 1, 1998, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Avery or any of its Subsidiaries, or any of the assets owned or used by Avery or any of its Subsidiaries, is or has been subject.

5.13        ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Part 5.13 of the Avery Disclosure Letter, since the date of the Avery Balance Sheet, Avery and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business and there has not been any:

(a)           change in Avery’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Avery; issuance of any security convertible into such capital slock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Avery of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b)           amendment to the Organizational Documents of Avery;

(c)           damage to or destruction or loss of any asset or property of Avery, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Avery and its Subsidiaries, taken as a whole;

(d)           sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Avery;

(e)           cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $100,000;

(f)            material change in the accounting methods used by Avery; or

(g)           agreement, whether oral or written, by Avery to do any of the foregoing.

5.14        CONTRACTS; NO DEFAULTS

(a)           Each Material Avery Contract is in full force and effect and is valid and enforceable in accordance with its terms.

(b)           Except as set forth in Part 5.14(b) of the Avery Disclosure Letter:

(i)            Avery and its Subsidiaries are, and at all times since January 1, 1996, have been, in full compliance with all applicable terms and requirements of each Material Avery Contract under which Avery or any of its Subsidiaries has or had any obligation or liability or by which such Avery or any of its Subsidiaries or any of the assets owned or used by Avery or any of its Subsidiaries is or was bound;

(ii)           each other Person that has or had any obligation or liability under any Material Avery Contract under which Avery or any of its Subsidiaries has or had any rights is, and at all times since January 1,1996, has been, in full compliance with all applicable terms and requirements of such Material Avery Contract;

(iii)          no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Avery or any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Avery Contract; and

(iv)          neither Avery nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 1996, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Avery Contract.

5.15        INSURANCE

(a)           Except as set forth on Part 5.15 of the Avery Disclosure Letter:

(i)            All policies of insurance to which Avery is a party or that provide coverage to Avery, any of its Subsidiaries, or any director or officer of Avery or any of its Subsidiaries:

(A)          are valid, outstanding, and enforceable;

(B)           are issued by an insurer that is financially sound and reputable;

(C)           taken together, provide adequate insurance coverage for the assets and the operations of Avery for all risks normally insured against by a Person carrying on the same business or businesses as Avery and its Subsidiaries;

(D)          are sufficient for compliance with all Legal Requirements and Contracts to which Avery or any of its Subsidiaries is a party or by which any of them is bound; and

(E)           will continue in full force and effect following the consummation of the Contemplated Transactions.

(ii)           Avery has paid all premiums due, and have otherwise performed all of its obligations, under each policy to which Avery is a party or that provides coverage to Avery, its Subsidiaries, or any director or officer of Avery or any of its Subsidiaries.

5.16        PROXY STATEMENT

The information supplied by Avery or required to be supplied by the Avery (except to the extent revised or superseded by amendments or supplements) for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Primal’s stockholders, at the time of the Primal Stockholders’ Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of Primal for the Primal Stockholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, Avery makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Primal which is contained in or omitted from any of the foregoing documents.

5.17      TAX MATTERS

To the Knowledge of Avery, neither Avery nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of IRC § 368(a).

5.18      BROKERS OR FINDERS

Neither Avery nor its agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

5.19      DISCLOSURE

(a)           No representation or warranty of Avery in this Agreement and no statement in the Avery Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)           No notice given pursuant to Section 7.3 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c)           There is no fact known to Avery that has specific application to Avery (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of Avery (on a consolidated basis) that has not been set forth in this Agreement or the Avery Disclosure Letter.

6.             COVENANTS OF PRIMAL PRIOR TO CLOSING DATE

6.1          ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date, each Acquired Company and its Representatives will, (a) afford Avery and its Representatives and prospective lenders and their Representatives (collectively, “Avery’s Advisors”) full and free access to each Acquired Company’s personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Avery and Avery’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Avery may reasonably request, and (c) furnish Avery and Avery’s Advisors with such additional financial, operating, and other data and information as Avery may reasonably request.

6.2          DELIVERY OF PRIMAL DISCLOSURE LETTER

Primal shall deliver the Primal Disclosure Letter to Avery or its counsel on or before 5:00 p.m., Central Standard or Daylight Savings Time, as the case may be on April 8, 1999. At least one copy of the Primal Disclosure Letter shall be delivered to counsel for Avery at their offices in Dallas, Texas.

Avery shall have through 5:00 p.m., Central Standard or Daylight Savings Time, as the case may be, on the fourteenth calendar day (or, if not a Business Day, the next Business Day after such fourteenth calendar day) following the date on which the Primal Disclosure Letter is delivered to Avery and its counsel as herein provided (such day being referred to herein as the “Review Termination Date”) to review the contents of and disclosures in the Primal Disclosure Letter and to complete its review of the books, records and operations of Primal. At any time through and including the Review Termination Date, Avery shall have the right to notify Primal whether it elects to proceed with the transactions contemplated by this Agreement, or to terminate this Agreement. In the event Avery elects to terminate this Agreement, the provisions of Section 11 shall govern and apply for all purposes, except that (i) the provisions of Section 11.3 shall not be thereafter applicable and Avery shall have no obligation whatsoever to purchase the 20% Investment Shares, and (ii) the provisions of the second sentence of Section 14.1 shall not be thereafter applicable and Avery shall have no obligation whatsoever to reimburse Primal for legal fees as therein provided. The termination of this Agreement by Avery pursuant to this Section 6.2 shall in no event or under any circumstance be or be deemed to be a termination of this Agreement to which the proviso of the second sentence of Section 11.2 refers.

6.3          OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES

Between the date of this Agreement and the Closing Date, each Acquired Company will:

(a)           conduct the business of such Acquired Company only in the Ordinary Course of Business;

(b)           use its Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

(c)           take commercially reasonable measures and precautions necessary to protect the confidentiality and value of each Primal Intellectual Property Asset (except Primal Intellectual Property Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Primal Intellectual Property Assets;

(d)           confer with Avery concerning operational matters of a material nature; and

(e)           otherwise report periodically to Avery concerning the status of the business, operations, and finances of such Acquired Company.

6.4          NEGATIVE COVENANT

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, each Acquired Company will not, without the prior written consent of Avery, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.16 is likely to occur, except that Primal may enter into any Contract or transaction involving a total remaining commitment to Primal of $10,000 or more if such Contract would be either a Software License or a Consulting Contract and it is entered in the Ordinary Course of Business.

6.5          REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, each Acquired Company will make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, each Acquired Company will (a) cooperate with Avery with respect to all filings that Avery elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Avery in obtaining all consents identified in Part 4.2 of the Primal Disclosure Letter (including taking all actions requested by Avery to cause early termination of any applicable waiting period under the HSR Act).

6.6          NOTIFICATION

Between the date of this Agreement and the Closing Date, Primal will promptly notify Avery in writing if any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Primal’s representations and warranties as of the date of this Agreement, or if any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Primal Disclosure Letter if the Primal Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Primal will promptly deliver to Avery a supplement to the Primal Disclosure Letter specifying such change. During the same period, Primal will promptly notify Avery of the occurrence of any Breach of any covenant of Primal in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely. For so long as representatives of Avery constitute a majority of the members of the board of directors of WBS, Primal shall have no obligation to notify Avery as herein provided with respect to changes in the business operations of WBS that would, but for this sentence, be required by this Section 6.6.

6.7          NO NEGOTIATION

Until such time, if any, as this Agreement is terminated pursuant to Section 11, each Acquired Company and each of their Representatives will not, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Avery) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

6.8          BEST EFFORTS

Between the date of this Agreement and the Closing Date, Primal will use its Best Efforts to cause the conditions in Sections 8 and 9 to be satisfied.

7.            COVENANTS OF AVERY PRIOR TO CLOSING DATE

7.1          ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date, each Acquired Company and its Representatives will, (a) afford Primal and its Representatives (collectively, “Primal’s Advisors”) full and free access to each Acquired Company’s personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Primal and Primal’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Primal may reasonably request, and (c) furnish Primal and Primal’s Advisors with such additional financial, operating, and other data and information as Primal may reasonably request.

7.2          APPROVALS OF GOVERNMENTAL BODIES

As promptly as practicable after the date of this Agreement, Avery will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Avery will, and will cause each of its Related Persons to, cooperate with Primal with respect to all filings that Primal is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Primal in obtaining all consents identified in Part 4.2 of the Primal Disclosure Letter; provided, however, that this Agreement will not require Avery to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

7.3          NOTIFICATION

Between the date of this Agreement and the Closing Date, Avery will promptly notify Primal in writing if Avery becomes aware of any fact or condition that causes or constitutes a Breach of any of Avery’s representations and warranties as of the date of this Agreement, or if Avery becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Avery Disclosure Letter if the Avery Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Avery will promptly deliver to Primal a supplement to the Avery Disclosure Letter specifying such change. During the same period, Avery will promptly notify Primal of the occurrence of any Breach of any covenant of Avery in this Section 7 or of the occurrence of any event that may make the satisfaction of the conditions in Section 9 impossible or unlikely.

7.4          BEST EFFORTS

Except as set forth in the proviso to Section 7.2, between the date of this Agreement and the Closing Date, Avery will use its Best Efforts to cause the conditions in Sections 8 and 9 to be satisfied.

8.             CONDITIONS PRECEDENT TO AVERY’S OBLIGATION TO CLOSE

Avery’s obligation to consummate the Merger and to take the other actions required to be taken by Avery at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Avery, in whole or in part):

8.1          ACCURACY OF REPRESENTATIONS

(a)           All of Primal’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Primal Disclosure Letter, and Primal shall have delivered to Avery a certificate, executed by the President of Primal, to such effect.

(b)           Each, of Primal’s representations and warranties in Sections 4.2(b)(iv), 4.3, 4.4, 4.12, and 4.31 and in the penultimate sentence of Section 4.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Primal Disclosure Letter, and Primal shall have delivered to Avery a certificate, executed by the President of Primal, to such effect.

8.2          PRIMAL’S PERFORMANCE

(a)           All of the covenants and obligations that Primal is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects, and Primal shall have delivered to Avery a certificate, executed by the President of Primal, to such effect.

(b)           Each document required to be delivered pursuant to Section 3.2 must have been delivered, and each of the other covenants and obligations in Sections 6.5 and 6.8 must have been performed and complied with in all respects, and Primal shall have delivered to Avery a certificate, executed by the President of Primal, to such effect.

8.3          CONSENTS

Each of the Consents identified in Part 4.2 of the Primal Disclosure Letter must have been obtained and must be in full force and effect.

8.4          ADDITIONAL DOCUMENTS

Each of the following documents must have been delivered to Avery:

(a)           estoppel certificates executed on behalf of the landlord for Primal’s office space on the Closing Date, dated as of a date not more than five days prior to the Closing Date, each in the form of Exhibit 8.4(b); and

(b)           such other certificates and documents as Avery may reasonably request for the purpose of (i) evidencing the accuracy of any of Primal’s representations and warranties, (ii) evidencing the performance by Primal of, or the compliance by Primal with, any covenant or obligation required to be performed or complied with by Primal, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

8.5          NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or Threatened against Avery, or against any Person affiliated with Avery, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

8.6          NO CLAIM REGARDING STOCK OWNERSHIP OR MERGER CONSIDERATION

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Merger Consideration.

8.7          NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Avery or any Person affiliated with Avery to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

9.             CONDITIONS PRECEDENT TO PRIMAL’S OBLIGATION TO CLOSE

Primal’s obligation to consummate the Merger and to take the other actions required to be taken by Primal at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Primal, in whole or in part):

9.1          ACCURACY OF REPRESENTATIONS

All of Avery’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

9.2          AVERY’S PERFORMANCE

(a)           All of the covenants and obligations that Avery is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects, and Avery shall have delivered to Primal a certificate, executed by an executive officer of Avery, to such effect.

(b)           Avery must have delivered each of the documents required to be delivered by Avery pursuant to Section 3.2, and Avery shall have delivered to Primal a certificate, executed by an executive officer of Avery, to such effect.

9.3          CONSENTS

Each of the Consents identified in Part 4.2 of the Primal Disclosure Letter must have been obtained and must be in full force and effect.

9.4          ADDITIONAL DOCUMENTS

Avery must have caused the following documents to be delivered to Primal:

(a)          such other certificates and documents as Primal may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Avery, (ii) evidencing the performance by Avery of, or the compliance by Avery with, any covenant or obligation required to be performed or complied with by Avery, (iii) evidencing the satisfaction of any condition referred to in this Section 9, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

9.5          NO INJUNCTION

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the Merger, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

10.          ADDITIONAL AGREEMENTS

10.1        MEETING OF STOCKHOLDERS

Primal, acting through its Board of Directors, shall, in accordance with the CGCL and its Organizational Documents, promptly and duly call, give notice of, convene and hold as soon as practicable following the date hereof, the Primal Stockholders’ Meeting, and Primal shall consult with Avery in connection therewith. The Board of Directors of Primal shall declare that this Agreement is advisable and recommend that the Agreement and the transactions contemplated hereby be approved and adopted by the stockholders of Primal and include in the Proxy Statement a copy of such recommendations. Primal shall use reasonable efforts to secure the vote or consent of stockholders required by the CGCL and its Organizational Documents to approve and adopt this Agreement and the Merger.

10.2        TAX TREATMENT

Avery and Primal will each use reasonable efforts before and after the Closing to cause the Merger to quality as a reorganization within the meaning of IRC § 368(a), and will not take, and will use reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger from qualifying as such a reorganization, and will take such action as is available and may be reasonably required to negate the impact of any past actions by such party or its respective

Affiliates which would reasonably be expected to adversely impact the qualification of the Merger as a reorganization within the meaning of IRC § 368(a).

10.3        CONVEYANCE TAXES

Avery and Primal shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding (i) any real property transfer gains, sales, use, transfer, value-added, stock transfer, and stamp Taxes (ii) any recording, registration and other fees, and (iii) any similar Taxes or fees that become payable in connection with the transactions contemplated hereby. The Taxes described in clause (i) above shall be paid by Primal.

10.4        VOTING AGREEMENT

Primal shall use reasonable efforts, on behalf of Avery and pursuant to the request of Avery, to cause each Stockholder to execute and deliver to Avery the Voting Agreement concurrently with the execution of this Agreement.

11.          TERMINATION

11.1        TERMINATION EVENTS

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)           by Avery, in its sole and absolute discretion, at any time from and after the date of this Agreement through and including the date that is 270 calendar days after the date of this Agreement (the date of this Agreement being excluded from such 270-day period);

(b)           by either Avery or Primal if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(c)           (i) by Avery if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Avery to comply with its obligations under this Agreement) and Avery has not waived such condition on or before the Closing Date; or (ii) by Primal, if any of the conditions in Section 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Acquired Companies to comply with their obligations under this Agreement) and Primal has not waived such condition on or before the Closing Date;

(d)           by mutual consent of Avery and Primal; or

(e)           by either Avery or Primal if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 2000, or such later date as the parties may agree upon.

11.2        EFFECT OF TERMINATION

Each party’s right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.3, 14.1 and 14.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

11.3        PURCHASE OF 20% OF THE SHARES OF PRIMAL OF PRIMAL COMMON STOCK

If Avery terminates this Agreement pursuant to Section 11.1 (a), or pursuant to Section 11.1(c)(ii) because of the non-fulfillment of a condition specified in Sections 9.1, 9.2 or 9.4, then, in such event, Primal agrees to sell, and Avery agrees to purchase, that number of shares of Primal Common Stock (collectively, the “20% Investment Shares”) as shall equal the quotient obtained by dividing (i) the sum, without duplication, of (A) the number of outstanding shares of Primal Common Stock on the date of the termination of this Agreement, plus (B) the number of shares of Primal Common Stock reserved for issuance on the date of the termination of this Agreement upon the exercise of any outstanding options, warrants or rights of any kind to acquire any shares of, or upon the conversion or exchange of any securities convertible into or exchangeable for any shares of, Primal Common Stock, plus (C) the number of shares of Primal Common Stock reserved for issuance on the date of the termination of this Agreement pursuant to any contract, agreement, commitment or arrangement obligating Primal to offer, sell, issue or grant any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, Primal Common Stock, excluding those shares reserved for issuance included in clause (C) hereof, plus (D) the number of shares of Primal Common Stock reserved for issuance on the date of the termination of this Agreement pursuant to future awards that could be granted under the Primal Option Plan, by (ii) eight-tenths (0.8). The purchase price (the “20% Investment Purchase Price”) for the 20% Investment Shares shall be $2,000,000, The 20% Investment Purchase Price shall be payable as follows: first, by the cancellation of indebtedness owed by Primal to Avery for money borrowed, including accrued and unpaid interest thereon; and second, by the wire transfer of immediately available funds for the difference, if any, between the 20% Investment Purchase Price and the amount credited toward the 20% Investment Purchase Price by the cancellation of such indebtedness and accrued and unpaid interest. The consummation of the purchase and sale contemplated hereby (the “Investment Closing”) shall take place as provided in Section 3.1 on the thirtieth Business Day following the date on which notice of termination of this Agreement is delivered by Avery to Primal pursuant to Section 11.1. Avery’s obligation to purchase the Investment Shares and to take the other actions required to be taken at the Investment Closing is subject to the satisfaction, at or prior to the Investment Closing, of each of the conditions (any of which may be waived by Avery, in whole or in part) set forth in Section 8. At the Investment Closing, payment of the 20% Investment Purchase Price shall be made against delivery of a certificate representing the 20% Investment Shares, and such payment and delivery shall be evidenced by the delivery of an appropriate cross-receipt signed by Avery and Primal.

12.          INDEMNIFICATION; REMEDIES

12.1        SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

All representations, warranties, covenants, and obligations in this Agreement, the Primal Disclosure Letter, the supplements to the Primal Disclosure Letter, the certificates delivered pursuant to Section 8, and any other certificate or document delivered pursuant to this Agreement will survive the Closing for a period of two years. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or alter the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

12.2        INDEMNIFICATION AND PAYMENT OF DAMAGES BY STOCKHOLDERS

Stockholders, jointly and severally, will indemnify and hold harmless Avery, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim, in all cases, net of aggregate tax benefits or aggregate third party recoveries actually received by the indemnified party or estimated in good faith to be received by the indemnified party on or before the second anniversary of the Closing Date (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)           any Breach of any representation or warranty made by Primal in this Agreement (without giving effect to any supplement to the Primal Disclosure Letter), the Primal Disclosure Letter, the supplements to the Primal Disclosure Letter, or any other certificate or document delivered by Primal pursuant to this Agreement;

(b)           any Breach of any representation or warranty made by Primal in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Primal Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Primal Disclosure Letter and is expressly identified in the certificates delivered pursuant to Section 8.1 as having caused the condition specified in Section 8.1 not to be satisfied;

(c)           any Breach by Primal of any covenant or obligation of Primal in this Agreement;

(d)           any services provided by any Acquired Company prior to the Closing Date;

(e)           any matter disclosed in Parts 4.2(b)(iv) and 4.15 of the Primal Disclosure Letter; or

(f)            any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Stockholder or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 12.2 will not be exclusive of or limit any other remedies that may be available to Avery or the other Indemnified Persons.

12.3        TIME LIMITATIONS

If the Closing occurs, Stockholders will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 4.2(b)(iv), 4.3, 4.11, 4.13, and 4.19, unless on or before two years following the Closing Date Avery notifies Stockholders of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Avery; a claim with respect to Sections 4.2(b)(iv), 4.3, 4.11, 4.13, and 4.19, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, Avery will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before two years following the Closing Date Primal, acting through the Securityholder Agent, notifies Avery of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Primal.

12.4        LIMITATIONS ON AMOUNT—STOCKHOLDERS

Stockholders will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of Section 12.2 until the total of all Damages with respect to such matters exceeds $50,000.00, and then only for the amount by which such Damages exceed $50,000.00. Stockholders will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or clause (b), other than, in each case, for a Breach of the representations and warranties in Sections 4.2(b)(iv), 4.3 and 4.11, or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of Section 12.2, in an amount that is greater than the sum of the Value of the Merger Consideration as of the Effective Time and the Value of the Additional Merger Consideration, if any, as of the Determination Date. Stockholders will have no liability (for indemnification or otherwise) with respect to a Breach of the representations and warranties in Sections 4.2(b)(iv) and 4.11 in an amount that is greater than the aggregate liability for Taxes that the stockholders of Primal would have incurred if they had sold their respective shares of the Primal Common Stock for cash on the Effective Date. Stockholders’ liability (for indemnification or otherwise) with respect to a Breach of the representations and warranties in Section 4.3 will not be limited in amount. The foregoing notwithstanding, however, this Section 12.4 will not apply to any Breach of any of Primal’s representations and warranties of which any Stockholder had actual knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Primal of any covenant or obligation, and Stockholders will be jointly and severally liable for all Damages with respect to such Breaches.

12.5        ESCROW; RIGHT OF SET-OFF

At the Effective Time, Primal’s stockholders will be deemed to have received and deposited with the Escrow Agent the Escrow Shares (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Avery after the Effective Time) without any act of any stockholder. The portion of the Escrow Shares contributed on behalf of each stockholder of Primal shall be in proportion to the aggregate Merger Consideration to which such holder would otherwise be entitled at the Effective Time. The Escrow Shares shall be available to compensate Avery and its a Affiliates for any Damages pursuant to Section 12.2.

Upon notice to Stockholders specifying in reasonable detail the basis for such set-off, Avery may set off any amount to which it may be entitled under this Section 12, determined in the same manner as claims under the Escrow Agreement, against amounts otherwise payable hereunder as Additional Merger Consideration or may give notice of a claim in such amount under the Escrow Agreement, or both. The exercise of such right of set-off by Avery in good faith, whether or not ultimately determined to be justified, will not constitute an event of default hereunder. Neither the exercise of nor the failure to exercise such right of set-off or to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit Avery in any manner in the enforcement of any other remedies that may be available to it.

In the event that the Merger is approved, effective upon such vote, and without further act of any stockholder, a committee comprised of Faltys, Simrell and Haynes shall be appointed as agent and attorney-in-fact (such committee, the “Securityholder Agent”) for each stockholder of Primal (except such stockholders, if any, as shall have perfected their appraisal or dissenters’ rights under the CGCL), for and on behalf of each stockholder of Primal, to give and receive notices and communications, to authorize delivery to Avery of shares of Avery Preferred Stock from the Escrow

Shares in satisfaction of claims by Avery, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and, if permitted, to demand arbitration and to comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Securityholder Agent for the accomplishment of the foregoing. The majority vote of the three members of such committee shall be deemed to be the act of the Securityholder Agent. Such Securityholder Agent may be changed by the stockholders of Primal from time to time upon not less than thirty (30) days’ prior written notice to Avery; provided that the Securityholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Shares agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Shares. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notice or communications to or from the Securityholder Agent shall constitute notice to or form each of the stockholders of Primal. In performing any duties under the Agreement, the Securityholder Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Securityholder Agent. The Securityholder Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Securityholder Agent shall in good faith believe to be genuine, nor will the Securityholder Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Securityholder Agent may consult with the legal counsel in connection with Securityholder Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Securityholder Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any party to this Agreement. Each stockholder of Primal on whose behalf the Escrow Shares were delivered to the Escrow Agent pursuant to the Escrow Agreement shall indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent’s duties hereunder. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the stockholders for whom a portion of the Escrow Shares otherwise issuable to them are deposited with the Escrow Agent pursuant to the Escrow Agreement, and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Avery may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each every such stockholder of Primal. The Escrow Agent and Avery are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

12.6        PROCEDURE FOR INDEMNIFICATION—THIRD-PARTY CLAIMS

(a)           Promptly after receipt by an indemnified party under Section 12.2 of notice of any Threatened Proceeding against it or the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b)           If any Proceeding referred to in Section 12.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), unless the claim involves Taxes, to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 12 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation.  If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c)           Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d)           Stockholders hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Stockholders with respect to such a claim anywhere in the world.

12.7        PROCEDURE FOR INDEMNIFICATION—OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

13.          DEFINITIONS; CONSTRUCTION

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Section 13 have the meanings assigned to them or referred to in this Section 13, and include the plural as well as the singular:

“Acquired Companies”—Primal and its Subsidiaries (other than WBS), collectively.

“Applicable Contract”—any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

“Avery”—as defined in the first paragraph of this Agreement.

“Avery Applicable Contract”—any Contract (a) under which Avery or any of its Subsidiaries has or may acquire any rights, (b) under which Avery or any of its Subsidiaries has or may become subject to any obligation or liability, or (c) by which Avery or any of its Subsidiaries or any of the assets owned or used by any of them is or may become bound.

“Avery Common Stock”—the common stock, par value $0.01 per share, of Avery.

“Avery Disclosure Letter”—the disclosure letter delivered by Avery to Primal concurrently with the execution of this Agreement or, at Avery’s option, on or before 5:00 p.m., California time, on April 8, 1999.

“Avery Material Adverse Effect”—any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Avery Material Adverse Effect, is materially adverse to the business, results of operations, or financial condition of Avery and its Subsidiaries, taken as a whole; provided, however, that in determining whether there has been a Avery Material Adverse Effect, any adverse effect attributable to the following shall be disregarded: (i) general economic or business conditions; (ii) general industry conditions; (iii) the taking of any action permitted or required by this Agreement; (iv) the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement; (v) the Breach by the Primal or the Stockholders of this Agreement; and (vi) a decline in Avery’s stock price; in each case, to the extent that such adverse effect is attributable to such event.

“Avery Preferred Stock”—the non-voting Series F Junior Participating Convertible Preferred Stock, par value $0.01 per share, having the preferences, limitations and rights set forth in the Certificate of Designations attached hereto as Annex B.

“Avery Stock”—collectively, the Avery Common Stock and the Avery Preferred Stock.

“Balance Sheet”—as defined in Section 4.4(a).

“Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

“Breach”—a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“CGCL”—the General Corporation Law of the State of California.

“Closing”—means a meeting, which will be held in accordance with Section 3.3, of all Persons interested in the transactions contemplated by this Agreement at which all documents necessary to evidence the fulfillment or waiver of all conditions precedent to the consummation of the transactions contemplated by this Agreement are executed and delivered.

“Closing Date”—the date on which the Closing actually takes place.

“Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Constituent Corporations”—Merger Sub and Primal.

“Contemplated Transactions”—all of the transactions contemplated by this Agreement, including:

(a)           the Merger;

(b)           the execution, delivery, and performance of the Employment Agreements, the Registration Rights Agreement, the Stockholders’ Releases, and the Escrow Agreement;

(c)           the performance by Avery, Merger Sub, Primal and the Stockholders of their respective covenants and obligations under this Agreement; and

(d)           Avery’s exercise of control over the Acquired Companies;

provided, however, that, when used in any representation, warranty or agreement herein, the term shall refer only to those matters applicable to the Person making such representation, warranty or agreement, the intent being that, unless otherwise expressly provided in this Agreement, no party to this Agreement is making or shall have been deemed to have made any representations, warranties or agreements for any other party to this Agreement by using this defined term.

“Contract”—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Corsair Agreement”—Asset Purchase Agreement, dated as of February 3, 1999, by and between Corsair Communications, Inc., a Delaware corporation, Subscriber Computing, Inc., a Delaware corporation, WBS and Avery, and the Schedules and Exhibits thereto.

“Damages”—as defined in Section 12.2.

“DGCL”—the General Corporation Law of the State of Delaware.

“Employment Agreements”—as defined in Section 3.2(a)(ii).

“Encumbrance”—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“End-User Licenses”—object code end-user licenses granted to end users in the ordinary course of business that permit use of Software products generally available to the public without a right to modify, distribute or sublicense such Software products.

“Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply,

stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law”—any Legal Requirement that requires or relates to:

(a)           advising appropriate authorities, employees, and the public of intended or actual Releases of pollutants or Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)           preventing or reducing to acceptable levels the Release of pollutants or Hazardous Materials into the Environment;

(c)           reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)           assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)           protecting resources, species, or ecological amenities;

(f)            reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g)           cleaning up pollutants that have been Released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h)           making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Environmental Liabilities”—any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)           any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b)           fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c)           financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)           any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

“ERISA”—the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Escrow Agreement”—as defined in Section 3.2(b).

“GAAP”—generally accepted United States accounting principles.

“Governmental Authorization”—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”—any:

(a)           nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)           federal, state, local, municipal, foreign, or other government;

(c)           governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)           multi-national organization or body; or

(e)           body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Materials”—any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“HSR Act”—the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Intellectual Property Assets”—any (i) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, Software, Source Code, computer program, domain name or registration for any Internet site, invention, design (including any design forming any part of any Internet site), blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (ii) right to use or exploit any of the foregoing.

“Interim Balance Sheet”—as defined in Section 4.4(b).

“IRC”—the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS”—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”—an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(a)           such individual is actually aware of such fact or other matter; or

(b)           a prudent individual serving in the same or similar capacity as such individual would or could be expected to discover or otherwise become aware of such fact or other matter in the course of serving in the same or similar capacity as such individual.

An individual is under no obligation to make any investigation for the purposes of this definition.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Material Avery Contract”—an Avery Applicable Contract that is material to Avery and its Subsidiaries taken as a whole.

“Merger”—the merger of Primal with and into Merger Sub for which provision is made in this Agreement.

“MergerSub”—ACI Telecommunications Financial Services Corporation, a Delaware corporation.

“Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order”—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)           such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)           such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c)           such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents”—(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Outfront Software”—the current version of the Software system developed by Primal known as “Outfront,” including any and all Software implementations of algorithms, models and methodologies, whether in Source Code or object code, interfaces, navigational devices, menus, menu structures or arrangements, icons, help and other operational instructions and the literal expressions of ideas that operate, cause, create, direct, manipulate, access or otherwise affect the operation of such Software system, and all documentation, including user manuals and training materials, relating to such Software system.

“Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Plan”—as defined in Section 4.24.

“Primal Disclosure Letter”—the disclosure letter delivered by Primal to Avery concurrently with the execution and delivery of this Agreement or, at Primal’s option, as provided in Section 6.2.

“Primal Intellectual Property Asset”—means any Intellectual Property Asset owned by or licensed to any of the Acquired Companies, including the Outfront Software and the Source Code for the Outfront Software and the names “Primal Systems,” Primal Billing Systems” and “Wireless Billing Systems.”

“Primal Material Adverse Effect”—any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Primal Material Adverse Effect, is materially adverse to the business, results of operations, or financial condition of the Primal and its Subsidiaries (excluding WBS for all purposes), taken as a whole; provided, however, that in determining whether there has been a Primal Material Adverse Effect, any adverse effect attributable to the following shall be disregarded: (i) general economic or business conditions; (ii) general industry conditions; (iii) the taking of any action permitted or required by this Agreement; (iv) the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement; (v) the Breach by Avery or Merger Sub of this Agreement; in each case, to the extent that such adverse effect is attributable to such event.

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Related Person”—with respect to a particular individual:

(a)           each other member of such individual’s Family;

(b)           any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c)           any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)           any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)           any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b)           any Person that holds a Material Interest in such specified Person;

(c)           each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)           any Person in which such specified Person holds a Material Interest;

(e)           any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f)            any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

“Release”—any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act”—the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Securityholder Agent”—as defined in Section 12.5.

“Software”—any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, interfaces, navigational devices, menus, menu structures or arrangements, icons, help and other operational instructions and the literal expressions of ideas that operate, cause, create, direct, manipulate, access or otherwise affect the operation of such computer programs, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code”—the complete instruction set for any Software, including all comments and procedural code, such as compilation switches, job control language statements and a description of the system/program generation procedure, in a form intelligible to human programmers and capable of being readily translated by such programmers into object code for execution on computer equipment through assembly or compiling, together with all documentation to facilitate such translation, assembly and compiling; including, without limitation, programmers’ notes, technical and functional specifications, flow charts, schematics, test programs, statements of principles of operations, architectural and design standards, and descriptions of data flows, data structures and control logic.

“Stockholders”—as defined in the first paragraph of this Agreement.

“Stockholders’ Releases”—as defined in Section 3.2(a)(i).

“Subscriber Assets”—the “Assets” as defined in the Corsair Agreement.

“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of Primal.

“Surviving Corporation”—Merger Sub.

“Tax”—any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threatened”—a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim. Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Trading Day”—a day on which the principal national securities exchange on which the shares of the Avery Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of the Avery Common Stock are not listed or admitted to trading, means a Business Day.

“Value”—with respect to a share of the Avery Common Stock as of any date, the average of the “closing price” for the ten (10) consecutive Trading Days immediately preceding such date. The “closing price” for each such Trading Day means the last sale price, regular way on such day, or, if no such sale takes place on that day, the average of the closing bid and asked prices on that day, regular way, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, or if the shares of the Avery Common Stock are not so listed or admitted to trading, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange (including the National Market System of The Nasdaq Stock Market) on which the shares of the Avery Common Stock are listed or admitted to trading or, if the shares of the Avery Common Stock are not so listed or admitted to trading, the last quoted price or, if not quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal automated quotation system then in use or, if the shares of the Avery Common Stock are not so quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker selected by the board of directors of Avery making a market in the shares of the Avery Common Stock, or, if there is no such market maker or such closing prices otherwise are not available, the fair market value of the shares of the Avery Common Stock as of such day, as determined by the board of directors of Avery in good faith. In the event Avery issues to all holders of the shares of the Avery Common Stock rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase shares of the Avery Stock or any other property, then the Value of a share of the Avery Common Stock shall include the value of such rights, as determined by the board of directors of Avery acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“WBS”—Wireless Billing Systems, a California corporation.

“WBS Transaction”—the acquisition of the Subscriber Assets by WBS pursuant to the Corsair Agreement.

14.          GENERAL PROVISIONS

14.1        EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Avery will reimburse Primal for all legal fees incurred by Primal in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

14.2        PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Avery determines. Unless consented to by Avery in advance or required by Legal Requirements, prior to the Closing the Acquired Companies shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Primal and Avery will consult with each other concerning the means by which the Acquired Companies’ employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Avery will have the right to be present for any such communication.

14.3        CONFIDENTIALITY

Between the date of this Agreement and the Closing Date, Avery, Primal and Stockholders will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Avery and the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, the Acquired Companies and Avery waive any cause of action, right, or claim arising out of the access of Avery or its Representatives or Primal and its Representatives, as the case may be, to any trade secrets or other confidential information of the Acquired Companies or Avery, as the case may be, except for the intentional competitive misuse by Avery or Primal, as the case may be, of such trade secrets or confidential information.

14.4        NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will he deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to Avery or Merger Sub, to:

Avery Communications, Inc.

190 South LaSalle Street, Suite 1710

Chicago, Illinois  60603

Fax No.: (312) 419-0172

Attention: Patrick J. Haynes, III, Chairman

With Copy to:

Winstead Sechrest & Minick P.C.

5400 Renaissance Tower

1201 Elm Street

Dallas, Texas  75270

Fax No.: (214) 745-5390

Attention: Bruce A. Cheatham, Esq.

If to Primal or the Stockholders, to:

Primal Systems, Inc.

1500 Quail Street, Suite 700

Newport Beach, California  92660

Fax No.: (949) 724-9208

Attention: John Faltys, President

With copy to:

Arter & Hadden LLP

Five Park Plaza, 10th Floor

Jamboree Center

Irvine, California 92614

Fax No.: (949) 833-9604

Attention: Stephen H. LaCount, Esq.

14.5        JURISDICTION; SERVICE OF PROCESS

Courts within the state of Delaware will have jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement, the Contemplated Transactions or the agreements, instruments and documents contemplated hereby. The parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any Proceeding commenced in such courts is brought in an inconvenient forum. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

14.6        FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

14.7        WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

14.8        ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

14.9        DISCLOSURE LETTERS

(a)           The disclosures in the Primal Disclosure Letter and the Avery Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(b)           In the event of any inconsistency between the statements in the body of this Agreement and those in the Primal Disclosure Letter or the Avery Disclosure Letter (other than an exception expressly set forth as such in either such Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

14.10      ASSIGNMENTS, SUCCESSORS, AND THIRD-PARTY RIGHTS

No party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Avery may assign any of its rights under this Agreement to any Subsidiary of Avery. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the Indemnified Persons any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement, the Indemnified Persons and their successors and assigns.

14.11      SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

14.12      INTERPRETATION

(a)           When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)           Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)           The words “hereof,” “hereby,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d)           The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)           A reference to any legislation or to any provision of any legislation shall include any amendment, modification or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(f)            The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

14.13      TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

14.14      GOVERNING LAW

This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

14.15      COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[The remainder of this page has been left blank intentionally.
Signatures of the parties appear on the following page.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

AVERY COMMUNICATIONS, INC.

By:	/s/ Scot M. McCormick
Scot M. McCormick
Vice President

ACI TELECOMMUNICATIONS FINANCIAL SERVICES CORPORATION

By:	/s/ Scot M. McCormick
Scot M. McCormick
Vice President

PRIMAL SYSTEMS, INC.

By:	/s/ John Faltys
John Faltys
President

S-1

STOCKHOLDERS:

/s/ Mark J. Nielsen
Mark J. Nielsen

/s/ John Faltys
John Faltys

/s/ Joseph R. Simrell
Joseph R. Simrell

/s/ David Haynes
David Haynes

S-2

Index of Defined Terms

1997 HBS Senior Preferred Stock	35
20% Investment Purchase Price	52
20% Investment Shares	52
Accountants	11
Accounts Receivable	16
Acquired Companies	58
Actual Operating Loss	10
Additional Merger Consideration	9
Agreement	1
Applicable Contract	58
Avery	1, 58
Avery Accounts Receivable	38
Avery Applicable Contract	58
Avery Balance Sheet	36
Avery Common Stock	58
Avery Disclosure Letter	58
Avery Interim Balance Sheet	36
Avery Material Adverse Effect	58
Avery Preferred Stock	59
Avery Stock	59
Avery’s Advisors	43
Balance Sheet	14, 59
Best Efforts	59
Breach	59
CA Agreement of Merger	2
CERCLA	28, 62
CGCL	1, 59
Closing	59
Closing Date	59
Closing Financial Statements	11
closing price	68
Code	1
Common Stock	35
Competing Business	31
Consent	59
Constituent Corporations	60
Consulting Contracts	23
Contemplated Transactions	60
Contract	60
Corsair Agreement	60
Damages	53, 60

i

Determination Date	11
DGCL	1, 60
Dissenting Shares	4
Earn-Out Period	9
Effective Time	2
Employment Agreements	8, 60
Encumbrance	60
End-User Licenses	60
Environment	60
Environmental Law	61
Environmental Liabilities	61
Environmental Permits	28
ERISA	62
ERISA Affiliate	18
Escrow Agent	8
Escrow Agreement	8, 62
Escrow Shares	5
Exchange Fund	5
Faltys	1
Family	66
GAAP	62
Governmental Authorization	62
Governmental Body	62
Haynes	1
Hazardous Materials	63
HBS Senior Preferred Stock	35
HSR Act	63
Indemnified Persons	53
Intellectual Property Assets	63
Interim Balance Sheet	14, 63
Investment Closing	52
Investors Rights Agreement	9
IRC	63
IRS	63
Knowledge	63
Legal Requirement	64
Lockup Letters	8
Material Avery Contract	64
Material Interest	66
Merger	1, 64
Merger Certificate	2
Merger Consideration	3
Merger Sub	1, 64

Nielsen	1
Occupational Safety and Health Law	64
Order	64
Ordinary Course of Business	64
Organizational Documents	64
Outfront Software	65
Owner	67
Person	65
Plan	65
Preferred Exchange Ratio	3
Preferred Stock	35
Primal	1
Primal Business Plan	32
Primal Common Stock	1
Primal Disclosure Letter	65
Primal Intellectual Property Asset	65
Primal Material Adverse Effect	65
Primal Option	13
Primal Option Plan	13
Primal Plans	18
Primal Stockholders’ Meeting	33
Primal’s Advisors	46
Proceeding	65
Proprietary Rights Agreement	28
Proxy Statement	33
Real Property	27
Related Person	66
Release	66
Representative	67
Review Termination Date	44
Securities Act	67
Securityholder Agent	55, 67
Series A Preferred Stock	35
Series B Exchange Preferred Stock	35
Series B Preferred Stock	35
Series C Preferred Stock	35
Series D Preferred Stock	35
Series E Preferred Stock	35
Simrell	1
Software	67
Software Licenses	23
Source Code	67
Source Code Escrow Agreements	30

Stockholders	1, 67
Stockholders’ Releases	8, 67
Subscriber Assets	67
Subsidiary	67
Surviving Corporation	1, 2, 68
Tax	68
Tax Return	68
Third Party Licenses	29
Third Party Software	29
Threatened	68
Trading Day	68
Value	68
Voting Agreement	1
WBS	69
WBS Transaction	69
1997 HBS Senior Preferred Stock	35
20% Investment Purchase Price	52
20% Investment Shares	52
Accountants	11
Accounts Receivable	16
Acquired Companies	58
Actual Operating Loss	10
Additional Merger Consideration	9
Agreement	1
Applicable Contract	58
Avery	1, 58
Avery Accounts Receivable	38
Avery Applicable Contract	58
Avery Balance Sheet	36
Avery Common Stock	58
Avery Disclosure Letter	58
Avery Interim Balance Sheet	36
Avery Material Adverse Effect	58
Avery Preferred Stock	59
Avery Stock	59
Avery’s Advisors	43
Balance Sheet	14, 59
Best Efforts	59
Breach	59
CA Agreement of Merger	2
CERCLA	28, 62
CGCL	1, 59
Closing	59

Closing Date	59
Closing Financial Statements	11
closing price	68
Code	1
Common Stock	35
Competing Business	31
Consent	59
Constituent Corporations	60
Consulting Contracts	23
Contemplated Transactions	60
Contract	60
Corsair Agreement	60
Damages	53, 60
Determination Date	11
DGCL	1, 60
Dissenting Shares	4
Earn-Out Period	9
Effective Time	2
Employment Agreements	8, 60
Encumbrance	60
End-User Licenses	60
Environment	60
Environmental Law	61
Environmental Liabilities	61
Environmental Permits	28
ERISA	62
ERISA Affiliate	18
Escrow Agent	8
Escrow Agreement	8, 62
Escrow Shares	5
Exchange Fund	5
Faltys	1
Family	66
GAAP	62
Governmental Authorization	62
Governmental Body	62
Haynes	1
Hazardous Materials	63
HBS Senior Preferred Stock	35
HSR Act	63
Indemnified Persons	53
Intellectual Property Assets	63
Interim Balance Sheet	14, 63

v

Investment Closing	52
Investors Rights Agreement	9
IRC	63
IRS	63
Knowledge	63
Legal Requirement	64
Lockup Letters	8
Material Avery Contract	64
Material Interest	66
Merger	1, 64
Merger Certificate	2
Merger Consideration	3
Merger Sub	1, 64
Nielsen	1
Occupational Safety and Health Law	64
Order	64
Ordinary Course of Business	64
Organizational Documents	64
Outfront Software	65
Owner	67
Person	65
Plan	65
Preferred Exchange Ratio	3
Preferred Stock	35
Primal	1
Primal Business Plan	32
Primal Common Stock	1
Primal Disclosure Letter	65
Primal Intellectual Property Asset	65
Primal Material Adverse Effect	65
Primal Option	13
Primal Option Plan	13
Primal Plans	18
Primal Stockholders’ Meeting	33
Primal’s Advisors	46
Proceeding	65
Proprietary Rights Agreement	28
Proxy Statement	33
Real Property	27
Related Person	66
Release	66
Representative	67
Review Termination Date	44

Securities Act	67
Securityholder Agent	55, 67
Series A Preferred Stock	35
Series B Exchange Preferred Stock	35
Series B Preferred Stock	35
Series C Preferred Stock	35
Series D Preferred Stock	35
Series E Preferred Stock	35
Simrell	1
Software	67
Software Licenses	23
Source Code	67
Source Code Escrow Agreements	30
Stockholders	1, 67
Stockholders’ Releases	8, 67
Subscriber Assets	67
Subsidiary	67
Surviving Corporation	1, 2
Tax	68
Tax Return	68
Third Party Licenses	29
Third Party Software	29
Threatened	68
Trading Day	68
Value	68
Voting Agreement	1
WBS	69
WBS Transaction	69

ANNEX A

FORM OF VOTING AGREEMENT

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”) is made and entered into as of March 19, 1999 by and among AVERY COMMUNICATIONS, INC., a Delaware corporation (“ACI”), PRIMAL SYSTEMS, INC., a California corporation (“Primal”), and                                 , a shareholder of Primal (the “Shareholder”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

R E C I T A L S:

A.            Concurrently with the execution of this Agreement, ACI, ACI Telecommunications Financial Services Corporation, a Delaware corporation and a wholly owned subsidiary of ACI (“Merger Sub”), Primal, and certain shareholders of Primal, have entered into an Agreement and Plan of Merger, dated March 19, 1999 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Primal with and into Merger Sub. Pursuant to the Merger Agreement, all of the issued and outstanding shares of capital stock of Primal (the “Primal Capital Stock”) and all of the outstanding options to acquire shares of Primal Capital Stock will be converted into the right to receive the Merger Consideration.

B.            The Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with the right to vote or to direct the vote of such number of shares of Primal Capital Stock as indicated on the signature page of this Agreement (the “Shares”).

C.            In consideration of the execution of the Merger Agreement by ACI, the Shareholder agrees to restrict the transfer or disposition of the Shares, or other shares of Primal Capital Stock acquired by the Shareholder hereafter and prior to the Expiration Date (as defined in Section 1.1 below), agrees to vote or to direct the vote of the Shares and any other such shares of Primal Capital Stock acquired by the Shareholder so as to facilitate consummation of the Merger, and agrees to grant ACI an irrevocable proxy to vote the Shares and any other shares of Primal Capital Stock acquired by the Shareholder upon the terms and subject to the conditions set forth herein.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Retain Shares.

1.1          Transfer and Encumbrance. The Shareholder agrees, during the period beginning on the date hereof and ending on the Expiration Date (as defined below), not to transfer, sell, exchange, pledge or otherwise dispose of or encumber (collectively, “Transfer”) any of the Shares or any New Shares (as defined in Section 1.2 below). Such restrictions on Transfer, however, shall not be applicable to a gratuitous Transfer of the Shares or New Shares made to the Shareholder’s spouse or issue, including adopted children, or to a trust for the exclusive benefit of the Shareholder or the Shareholder’s spouse or issue. Each person to whom the Shares or New Shares are Transferred by means of one of the permitted Transfers specified above must, as a condition precedent to the validity of such Transfer, acknowledge in writing to Primal and ACI that such person is bound by the provisions of this Agreement. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (ii) the termination of the Merger Agreement in accordance with its terms.

1.2          New Shares. The Shareholder agrees that any shares of Primal Capital Stock that the Shareholder acquires beneficial ownership with the right to vote or direct the voting of such shares, after the date of this Agreement and prior to the Expiration Date (collectively, the “New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

Section 2. Agreement to Vote Shares. At every meeting of the shareholders of Primal called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of Primal with respect to any of the following, the Shareholder shall vote or direct the vote of the Shares and any New Shares in favor of approval of the Merger Agreement and the Merger and in favor of any reasonable matter that could reasonably be expected to facilitate the Merger.

Section 3. Non-Solicitation Agreement. The Shareholder agrees, prior to the Expiration Date, not to directly or indirectly take any of the following actions with any party other than ACI and its affiliates, agents and representatives and their designees in connection with any Acquisition Proposal (as defined below): (i) solicit or encourage submission of any inquiries, proposals or offers by any person, entity or group (other than ACI, Merger Sub and their affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any information concerning Primal to, or afford any access to the properties, books or records of Primal to, or otherwise assist, facilitate or encourage, or enter into any agreement or understanding with, any person, entity or group (other than ACI, Merger Sub and their affiliates, agents and representatives). For the purposes of this Agreement, an “Acquisition Proposal” shall mean any inquiry or proposal relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving Primal (other than sales of assets or inventory in the ordinary course of business), or (ii) any sale of equity interests in Primal (including without limitation by way of a

2

tender offer or an exchange offer) other than pursuant to exercise of outstanding options. In addition, subject to the other provisions of this Section 3, from and after the date of this Agreement until the Expiration Date, Shareholder agrees not to directly or indirectly through any of its directors, officers, employees, representatives, investment bankers, agents or affiliates, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than ACI or Merger Sub). Upon execution of this Agreement, Shareholder agrees to immediately cease any and all existing activities, discussions or negotiations with any parties (other than ACI, Merger Sub, and their affiliates, agents and representatives) conducted heretofore with respect to any of the foregoing. In the event that the Shareholder receives from any third party any offer or indication of interest (whether made in writing or otherwise) regarding any of the transactions referred to in the foregoing sentence, or any request for information about Primal with respect to any of the foregoing, then the Shareholder shall promptly communicate to ACI the material terms of each such offer, indication of interest, or request, including the identity of the third party.

Section 4. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Shareholder agrees to deliver to ACI a proxy, which shall be deemed to be coupled with an interest, in the form attached as Exhibit A (the “Proxy”), which shall be irrevocable to the extent permitted by applicable law, covering the total number of Shares and New Shares of capital stock of Primal beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by the Shareholder set forth therein.

Section 5. Representations, Warranties and Covenants of Shareholder. The Shareholder represents, warrants and covenants to ACI as follows: the Shareholder (i) is the beneficial owner of the Shares, which at the date of this Agreement and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances, (ii) does not beneficially own any shares of Primal Capital Stock other than the Shares (excluding shares as to which Shareholder currently disclaims beneficial ownership in accordance with applicable law), and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

Section 6. Covenants of Primal. Primal hereby agrees and covenants that:

6.1          Except as set forth in Section 1.1 hereof, Primal will not and will not cause its stock transfer agent to, register the transfer of any of the Shares or New Shares on the stock transfer ledger of Primal at any time prior to the termination of this Agreement pursuant to Section 9.

6.2          Primal agrees that any shares of Primal Capital Stock that the Shareholder acquires beneficial ownership after the date of this Agreement and prior to the termination of this Agreement pursuant to Section 9 shall be considered “New Shares” and subject to each of the terms and conditions of this Agreement.

3

Section 7. Additional Documents. The Shareholder and Primal hereby covenant and agree to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

Section 8. Consent and Waiver. The Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which the Shareholder is a party or pursuant to any rights the Shareholder may have.

Section 9. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

Section 10. Miscellaneous.

10.1        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.2        Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties.

10.3        Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

10.4        Specific Performance, Injunctive Relief. The parties acknowledge that ACI will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to ACI upon any such violation, ACI shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to ACI at law or in equity.

10.5        Notices. Notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

4

(a)	If to ACI, to:

Avery Communications, Inc.
190 South LaSalle Street, Suite 1710
Chicago, Illinois 60603
Attention: Patrick J. Haynes, III, Chairman
Facsimile No.: (312) 419-0172

With a copy to:

Winstead Sechrest & Minick P.C.
5400 Renaissance Tower
1201 Elm Street
Dallas, Texas 75270
Attention: Bruce A. Cheatham, Esq.
Facsimile No.: (214)745-5390

(b)	If to Primal, to:

Primal Systems, Inc.
1500 Quail Street, Suite 700
Newport Beach, California 92660
Attention: John Faltys, President
Facsimile No.: (949) 724-9208

With a copy to:

Arter & Hadden LLP
Five Park Plaza, 10th Floor
Jamboree Center
Irvine, California 92614
Attention: Stephen H. LaCount, Esq.
Facsimile No.: (949) 833-9604

(c)	If to the Shareholder, to the address set forth on the last page hereof.

10.6        Governing Law; Consent to Jurisdiction. The parties have agreed that Delaware law shall govern this Agreement and that courts within the state of Delaware will have jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement or the agreements, instruments and documents contemplated hereby. The parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party

5

is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any proceeding commenced in such courts is brought in an inconvenient forum. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10.7        Entire Agreement. This Agreement, the Proxy attached hereto, and the Merger Agreement, together with all the exhibits and schedules attached thereto, contain the entire understanding of the parties in respect of the subject matter hereof and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

10.8        Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

10.9        Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

6

VOTING AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

AVERY COMMUNICATIONS, INC.

By:
Scot M. McCormick
Vice President

PRIMAL SYSTEMS, INC.

By:
John Faltys
President

SHAREHOLDER

By:

Stockholder’s Address for Notice:

Shares beneficially owned:

shares of Primal Capital Stock

7

Exhibit A

IRREVOCABLE PROXY

TO VOTE

PRIMAL SYSTEMS, INC. STOCK

The undersigned shareholder of Primal Systems, Inc., a California corporation (“Primal”), hereby irrevocably (to the fullest extent permitted by applicable law) appoints Patrick J. Haynes, III, the Chairman of the Board of Directors of Avery Communications, Inc., a Delaware corporation (“ACI”), as the sole and exclusive attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Primal which now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Primal issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned shareholder of Primal as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy, along with the number(s) of the share certificate(s) which represent such Shares. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Irrevocable Proxy is granted pursuant to that certain Voting Agreement, dated as of March 19, 1999, by and among ACI, Primal and the undersigned shareholder (the “Voting Agreement”), and is granted in consideration of ACI entering into that certain Agreement and Plan of Merger dated as of March 19, 1999 (the “Merger Agreement”), by and among ACI, ACI Telecommunications Financial Services Corporation, a Delaware corporation and a wholly owned subsidiary of ACI (“Merger Sub”), Primal and certain shareholders of Primal. The Merger Agreement provides, among other things, for the merger of Primal with and into Merger Sub in accordance with its terms (the “Merger”), and the undersigned shareholder will be receiving the capital stock of ACI under the Merger. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (ii) the termination of the Merger Agreement in accordance with its terms.

The attorney and proxy named above is hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to applicable law) at every annual, special or adjourned meeting of the shareholders of Primal and in every written consent in lieu of any such meeting in favor of approval of the Merger Agreement and the Merger and in favor of any reasonable matter that could reasonably

A-1

be expected to facilitate the Merger. The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned shareholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Irrevocable Proxy is deemed to be coupled with an interest and is irrevocable (to the fullest extent permitted by California General Corporate Law). This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated:	March 19, 1999

Signature of Shareholder:

Print Name of Shareholder:

	Shares beneficially owned:	Certificate Nos.

shares of Primal Capital Stock

A-2

ANNEX B

CERTIFICATE OF DESIGNATIONS

OF

SERIES F JUNIOR PARTICIPATING

CONVERTIBLE PREFERRED STOCK

AVERY COMMUNICATIONS, INC.

CERTIFICATE OF DESIGNATIONS

OF

SERIES F JUNIOR PARTICIPATING CONVERTIBLE PREFERRED STOCK

Avery Communications, Inc., a Delaware corporation, DOES HEREBY CERTIFY:

That, pursuant to authority conferred upon the Board of Directors of said corporation by virtue of its Certificate of Incorporation, as amended, and in accordance with Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors has duly adopted a resolution providing for the issuance of a series of Preferred Stock, par value $0.01 per share, designated as Series F Junior Participating Convertible Preferred Stock, which resolution reads as follows:

“RESOLVED, that the Board of Directors (the “Board of Directors”) of Avery Communications, Inc., a Delaware corporation (the “Corporation”), hereby authorizes the issuance of a series of the Corporation’s Preferred Stock, par value $0.01 per share (“Preferred Stock”), and fixes its designation, powers, preferences and relative, participating, optional, voting or other special rights, and qualifications, limitations and restrictions thereof, as follows:

Section 1.  Designation.  The distinctive serial designation of said series shall be “Series F Junior Participating Convertible Preferred Stock” (“Series F”). Each share of Series F shall be identical in all respects with all other shares of Series F except as to the dates from and after which dividends thereon shall be cumulative.

Section 2.  Number of Shares.  The number of shares in Series F shall initially be 4,000,000, which number may from time to time be increased or decreased (but not below the total number thereof then outstanding) by the Board of Directors. Shares of Series F that are redeemed, purchased or otherwise acquired by the Corporation or converted into Common Stock shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 3.  Dividends.  So long as any share of Series F remains outstanding, the holders of shares of the Series F shall be entitled to participate, on an “if converted” basis, in any and all dividends paid with respect to the Common Stock, and the holders of the Series F shall be entitled to a proportionate share of any and all dividends paid by the Corporation with respect to the Common Stock at any time as any share of the Series F remains outstanding as though the holders of each such share of the Series F were the holders of the number of shares of Common Stock of the Corporation into which their shares of the Series F are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such dividend. So long as any share of the Series F remains outstanding, no dividend shall be paid on any share of the Common Stock unless concurrently therewith a dividend is paid with respect to all outstanding shares of the Series F in an amount for each such share of the Series F equal to the result obtained by multiplying (i) the per share dividend to be paid with respect to one share of the Common Stock by (ii) the number of shares of Common Stock of the Corporation into which one share of the Series F is convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such dividend.

In the event the Corporation shall declare a distribution (other than any distribution described in Section 4) payable in securities of other Persons, evidences of indebtedness issued by the Corporation or other Persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series F shall be entitled to a proportionate share of any such distribution as though the holders of the Series F were the holders of the number of shares of Common Stock of the Corporation into which their shares of the Series F are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

Section 4.  Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of shares of Series F shall be entitled to be paid in full an amount equal to $0.01 per share, together with all accrued dividends to such distribution or payment date whether or not earned or declared (the “Liquidation Value”). The Series F and the Parity Preferred shall rank on a parity as to the receipt of the respective preferential Liquidation Values for each such series upon the occurrence of such event. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series F and the Parity Preferred shall be insufficient to permit the payment to such holders of the full preferential Liquidation Values payable with respect thereto, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series F and Parity Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive. If the Liquidation Value shall have been paid in full to all holders of shares of Series F and the Parity Preferred, the remaining assets of the Corporation shall be distributed among the holders of Series F, on an “if converted” basis, and Junior Stock, according to their respective rights and preferences and in each case according to their respective numbers of shares. For the purposes of this Section 4, the consolidation or merger of the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

Section 5.  Conversion Rights.  The holders of shares of Series F shall have conversion rights as follows (the “Conversion Rights”):

(a)  Right to Convert.  Each share of Series F shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock of the Corporation as is determined by dividing $1.00 by the Current Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion, and rounded to the nearest ten-thousandth (0.0001). The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series F (the “Stated Conversion Price”) shall initially be $1.290323 per share of Common Stock. The Stated Conversion Price shall be adjusted from and after the Original Issue Date as hereinafter provided.

2

The Stated Conversion Price at any time in effect or, in the case of any such adjustment, such Stated Conversion Price as most recently so adjusted, is herein called the “Current Conversion Price.”

(b)  Mechanics of Conversion.  Before any holder of Series F shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series F, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series F to be converted, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c)  Adjustments Relating to Escrowed Shares.  If any shares of the Series F are released from escrow pursuant to the terms and conditions of the Escrow Agreement, the Current Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be adjusted as if the Stated Conversion Price had initially been $1.00 per share of Common Stock and had thereafter been adjusted as provided herein.

(d)  Adjustments to Current Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock.  In the event that the Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Current Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.  In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(e)  Adjustments for Reclassification and Reorganization.  If at any time after the Original Issue Date the Common Stock issuable upon conversion of the Series F shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise, the Current Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series F shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such

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other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series F immediately before that change.

(f)  Reorganizations, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time after the Original Issue Date there is a capital reorganization or reclassification of the capital stock of the Corporation (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5) or a merger, consolidation or sale of all or substantially all of the assets of the Corporation, as a part of and as a condition to such capital reorganization or reclassification, merger, consolidation or sale of assets provision shall be made so that the holders of the Series F shall thereafter be entitled to receive upon conversion of the Series F the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series F would have been entitled on such capital reorganization or reclassification, merger, consolidation or sale of assets, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series F after the capital reorganization, merger, consolidation or sale of assets to the end that the provisions of this Section 5 (including adjustment of the Current Conversion Price then in effect and the number of shares issuable upon conversion of the Series F) shall be applicable after that event and be as nearly equivalent as practicable.

(g)  No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series F against impairment.

(h)  Certificates as to Adjustments.  Upon the occurrence of each adjustment or readjustment of any Current Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series F a certificate executed by the Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series F, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Current Conversion Price for such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series F.

(i)  Notices of Record Date.  In the event that the Corporation shall propose at any time after the Original Issue Date: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or

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not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other, rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series F:

(i) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

(ii) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(j)  Issue Taxes.  The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series F pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(k)  Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series F, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series F; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series F, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation of the Corporation.

(l)  Fractional Shares.  No fractional share shall be issued upon the conversion of any share or shares of Series F. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series F by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

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(m)  Notices.  Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series F shall be deemed given if deposited in the United States mail, postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder’s address or facsimile number appearing in the records of the Corporation.

(n)  Meaning of “Common Stock.”  For the purpose of this Section 5, the term “Common Stock” shall include any stock of any class or series of the Corporation which has no preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which is not subject to redemption by the Corporation. However, shares issuable upon conversion of shares of Series F shall include only shares of the class designated as Common Stock as of the Original Issue Date of shares of Series F or shares of the Corporation of any classes or series resulting from any reclassification or reclassifications thereof and which have no preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation, provided that if at any time there shall be more than one such resulting class or series, the shares of each such class and series then so issuable shall be substantially in the proportion which the total number of shares of such class and series resulting from all such reclassifications bears to the total number of shares of all such classes and series resulting from all such reclassifications.

(o)  Postponement of Adjustments; Calculations.  Any adjustment in the conversion price otherwise required by this Section 5 to be made may be postponed if such adjustment (plus any other adjustments postponed pursuant to this paragraph and not theretofore made) would not require an increase or decrease of more than 1% in such price. All calculations hereunder shall be made to the nearest cent or to the nearest l/100th of a share, as the case may be.

(p)  Tax Adjustments.  The Board of Directors may make such adjustments in the conversion price, in addition to those required by this Section 5, as shall be determined by the Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for Federal income tax purposes to the recipients. The Board of Directors shall have the power to resolve any ambiguity or correct any error in this Section 5, and its action in so doing shall be final and conclusive.

(q)  Adjustments Applicable to New Securities.  In the event that any time, as a result of an adjustment made pursuant to the provisions hereof, the holder of any shares of Series F thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock, thereafter the number of such other shares so receivable upon conversion of such shares of Series F shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 5 with respect to the Common Stock shall apply on like terms to any such other shares.

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(r)  Accountants’ Certificate.  The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors shall be presumptive evidence of the correctness of any computation made under this Section 5.

Section 6.  Voting Rights.  Except as required by law or the Certificate of Incorporation of the Corporation, the holders of shares of Series F shall not be entitled to vote on any matter submitted to the stockholders of the Corporation for a vote or approval.

Section 7.  Senior Preferred Stock Permitted.  The Corporation may, at any time or from time to time, authorize and issue shares of Preferred Stock in series that are senior to, or rank on parity with, the Series F, and nothing contained herein shall limit in any manner whatsoever the authority of the Board of Directors to fix the designation, powers, preferences and relative, participating, optional, voting or other special rights, and qualifications, limitations and restrictions thereof, any one or all of which may rank senior to, or on parity with, the Series F.

Section 8.  Definitions.  As used herein with respect to Series F, the following terms shall have the following meanings:

(a)  Escrow Agreement. The term “Escrow Agreement” shall mean the Escrow Agreement dated as of              , 1999, by and among the Corporation, ACI Telecommunications Financial Services Corporation, a Delaware corporation, each of the shareholders of Primal Systems, Inc., a California corporation, set forth on Exhibit A thereto, and Bank One, Texas, NA, as escrow agent.

(b)  Junior Stock. The term “Junior Stock” shall mean the Common Stock, and any other series of Preferred Stock of the Corporation, or any other class or series of the capital stock of the Corporation, authorized or issued after the date on which this Certificate is filed, that is junior to and over which the Series F has preference and priority in the payment of dividends and in the payment of amounts in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(c)  Original Issue Date. The term “Original Issue Date” shall mean the date on which a share of Series F was first issued.

(d)  Parity Preferred. The term “Parity Preferred” shall mean the Series A Junior Convertible Redeemable Preferred Stock of the Corporation, Series B Junior Convertible Redeemable Preferred Stock of the Corporation, the Series C Junior Convertible Redeemable Preferred Stock of the Corporation and the Series E Junior Convertible Redeemable Preferred Stock of the Corporation and any other series of Preferred Stock of the Corporation, or any other class or series of the capital stock of the Corporation, authorized or issued after the date on which this Certificate is filed, that is equal to and on parity with the Series F in the payment of dividends and in the payment of amounts in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

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(e)  Person. The term “Person” shall mean any individual, corporation, partnership, joint venture, joint stock association, business trust and other business entity, trust, unincorporated organization, governmental agency or authority or any other form of entity.

(f)  Senior Preferred. The term “Senior Preferred” shall mean the Series D Senior Cumulative Convertible Redeemable Preferred Stock of the Corporation and any other class or series of the capital stock of the Corporation, authorized or issued after the date on which this Certificate is filed, that is senior to and that has preference over the Series F in the payment of dividends and in the payment of amounts in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 9.  Other Rights.  The shares of Series F shall not have any powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein.

IN WITNESS WHEREOF, Avery Communications, Inc. has caused this Certificate to be signed by Patrick J. Haynes, III, its Chairman, this              day of                           , 1999.

Avery Communications, Inc.

By:
Patrick J. Haynes, III Chairman

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EXHIBIT 3.2(a)(i)

FORM OF STOCKHOLDERS’ RELEASES

STOCKHOLDER RELEASE

This Release is being executed and delivered in accordance with Section 3.2(a)(i) of the Agreement and Plan of Merger (the “Agreement”), dated              , 1999, by and among Avery Communications, Inc., a Delaware corporation (“Avery”), ACI Telecommunications Financial Services Corporation, a Delaware corporation and wholly owned subsidiary of Avery (“Merger Sub”), Primal Systems, Inc., a California corporation (the “Primal”), Mark J. Nielsen, an individual resident in San Juan Capistrano, California (“Nielsen”), John Faltys, an individual resident in Orange, California (“Faltys”), Joseph R. Simrell, an individual resident in Aliso Viejo, California (“Simrell”), and David Haynes, an individual resident in Irvine, California (“Haynes,” and, collectively with Nielsen, Faltys, and Simrell, the “Stockholders,” and each individually, a “Stockholder”). Capitalized terms used in this Release without definition have the respective meanings given to them in the Agreement.

Each Stockholder acknowledges that execution and delivery of this Release is a condition to Avery’s obligation to consummate the Merger pursuant to the Agreement and that Avery is relying on this Release in consummating the Merger.

Each Stockholder, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, in order to induce Avery to consummate the Merger pursuant to the Agreement, hereby agrees as follows:

Each Stockholder, on behalf of himself and each of his Related Persons, hereby releases and forever discharges Avery, Primal and each of the other Acquired Companies, and each of their respective individual, joint or mutual, past, present and future Representatives, affiliates, stockholders, controlling persons, Subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, Proceedings, causes of action, Orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each of the Stockholders or any of their respective Related Persons now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from Primal or any other Acquired Company, whether pursuant to their respective Organizational Documents, contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of Avery arising under the Agreement, the Investors Rights Agreement, the Escrow Agreement, the loans to Primal made by the Stockholders listed on Annex A hereto, any obligation of Merger Sub under the Employment Agreements, or any obligation of Avery under Nielsen’s Employment Agreement with Avery.

Each Stockholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

Without in any way limiting any of the rights and remedies otherwise available to any Releasee, each Stockholder, jointly and severally, shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney’s fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of the Stockholders or any of their Related Persons of any claim or other matter purported to be released pursuant to this Release and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Stockholders or any of their Related Persons against such third party of any claims or other matters purported to be released pursuant to this Release.

If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

This Release may not be changed except in a writing signed by the person(s) against whose interest such change shall operate. This Release shall be governed by and construed under the laws of the State of Delaware without regard to principles of conflicts of law.

All words used in this Release will be construed to be of such gender or number as the circumstances require.

IN WITNESS WHEREOF, each of the undersigned have executed and delivered this Release as of this     day of       , 1999.

[Name of Releasor]

EXHIBIT 3.2(a)(ii)

FORM OF EMPLOYMENT AGREEMENTS

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of     , 199  by                                     , a                 corporation (the “Employer”), and                    , an individual resident in                     (the “Executive”).

RECITALS

The Employer desires to employ the Executive, and the Executive wishes to accept such employment, upon the terms and conditions set forth in this Agreement.

For the purposes of this Agreement, the terms defined in Section 8 of this Agreement have the meanings specified or referred to in such Section 8.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.             EMPLOYMENT TERMS AND DUTIES

1.1          EMPLOYMENT

The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

1.2          TERM

Subject to the provisions of Section 5, the term of the Executive’s employment under this Agreement will be two years, beginning on the Effective Date and ending on the second anniversary of the Effective Date.

1.3          DUTIES

The Executive will have such duties as are assigned or delegated to the Executive by the Board of Directors or Chief Executive Officer, and will initially serve as                                   of the Employer.  The Executive will devote his entire business time, attention, skill, and energy to the business of the Employer, will use his best efforts to promote the success of the Employer’s business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer. Nothing in this Section 1.3, however, will prevent the Executive from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Executive’s duties under this Agreement. If the Executive is elected as a director of the Employer or as a director or officer of any of its affiliates, the Executive will fulfill his duties as such director or officer without additional compensation.

2.             COMPENSATION

2.1          BASIC COMPENSATION

(a)           Salary. The Executive will be paid an annual salary of $               , subject to adjustment as provided below (the “Salary”), which will be payable in equal periodic installments according to the Employer’s customary payroll practices, but no less frequently than monthly. The Salary will be reviewed by the Board of Directors or Chief Executive Officer not less frequently than annually, and may be adjusted upward or downward in the sole discretion of the Board of Directors or Chief Executive Officer, but in no event will the Salary be less than $                          per year.

(b)           Benefits.  The Executive will, during the Employment Period, be permitted to participate in such stock option, restricted stock, pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the “Benefits”). The Benefits shall include life insurance on the Executive’s life in an amount not less than the Executive’s Salary.

2.2          INCENTIVE COMPENSATION.

As additional compensation (the “Incentive Compensation”) for the services to be rendered by the Executive pursuant to this Agreement, the Employer will pay the Executive with respect to each Fiscal Year during the Employment Period, commencing on or after            , 199  , an amount equal to                percent (   %) of the Employee’s Salary if, and only if, Employer meets or exceeds the performance goals established by the Board of Directors. Such performance goals will be established by the Board of Directors within 60 days from the beginning of each Fiscal Year and will be communicated to the Executive in writing within 30 days of being so established.

3.             FACILITIES AND EXPENSES

The Employer will furnish the Executive office space, equipment, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Executive’s duties under this Agreement. The Employer will pay the Executive’s dues in such professional societies and organizations as the Chief Executive Officer deems appropriate, and will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the Executive’s duties pursuant to this Agreement, and in accordance with the Employer’s employment policies, including reasonable expenses incurred by the Executive in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses. The Executive must file expense reports with respect to such expenses in accordance with the Employer’s policies.

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4.             VACATIONS AND HOLIDAYS

The Executive will be entitled to four weeks’ paid vacation each calendar year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time. Vacation must be taken by the Executive at such time or times as approved by the Chief Executive Officer. The Executive will also be entitled to the paid holidays set forth in the Employer’s policies.  Two weeks of vacation days that are not used by the Executive during any such calendar year may be used in the next calendar year.

5.             TERMINATION

5.1          EVENTS OF TERMINATION

The Employment Period, the Executive’s Basic Compensation and Incentive Compensation, and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 5):

(i) upon the death of the Executive;

(ii) upon the disability of the Executive (as defined in Section 5.2) immediately upon notice from either party to the other;

(iii) for cause (as defined in Section 5.3), immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify; or

(iv) for good reason (as defined in Section 5.4) upon not less than thirty days’ prior notice from the Executive to the Employer.

5.2          DEFINITION OF DISABILITY

For purposes of Section 5.1, the Executive will be deemed to have a “disability” if, for physical or mental reasons, the Executive is unable to perform the essential functions of the Executive’s duties under this Agreement for 120 consecutive days, or 180 days during any twelve-month period, as determined in accordance with this Section 5.2.

5.3          DEFINITION OF “FOR CAUSE”

For purposes of Section 5.1, the phrase “for cause” means: (a) the Executive’s breach of this Agreement; (b) the Executive’s failure to adhere to any written Employer policy if the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement); (c) the Executive’s failure to perform (other than by reason of Disability), or gross negligence or willful misconduct in the performance of, his duties and responsibilities to the Employer, such duties and responsibilities not to be unreasonably imposed; (d) the Executive’s intentional failure to comply with any instructions of the Board of Directors or its Chief Executive

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Officer, such instructions not to be unreasonably imposed; (e) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (f) the misappropriation (or attempted misappropriation) of any of the Employer’s funds or property; or (g) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

5.4          DEFINITION OF “FOR GOOD REASON”

For purposes of Section 5.1, the phrase “for good reason” means any of the following: (a) The Employer’s material breach of this Agreement; (b) the assignment of the Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Effective Date; or (c) the requirement by the Employer that the Executive relocate Executive’s personal residence outside the metropolitan Orange County, California, area.

5.5          TERMINATION PAY

Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 5.5, and in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Employer.  For purposes of this Section 5.5, the Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such a beneficiary, the Executive’s estate.  Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive’s personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(a)           Termination by the Executive for Good Reason. If the Executive terminates this Agreement for good reason, the Employer will pay the Executive (i) the Executive’s Salary for the remainder, if any, of the calendar month in which such termination is effective and for twelve consecutive calendar months thereafter, and (ii) that portion of the Executive’s Incentive Compensation, if any, for the Fiscal Year during which the termination is effective, prorated through the date of termination. Notwithstanding the preceding sentence, if the Executive obtains other employment prior to the end of the six months following the month in which the termination is effective, he must promptly give notice thereof to the Employer, and the Salary payments under this Agreement for any period after the Executive obtains other employment will be reduced by the amount of the cash compensation received and to be received by the Executive from the Executive’s other employment for services performed during such period.

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(b)           Termination by the Employer for Cause. If the Employer terminates this Agreement for cause, the Executive will be entitled to receive his Salary only through the date such termination is effective, but will not be entitled to any Incentive Compensation for the Fiscal Year during which such termination occurs or any subsequent Fiscal Year.

(c)           Termination upon Disability. If this Agreement is terminated by either party as a result of the Executive’s disability, as determined under Section 5.2, the Employer will pay the Executive his Salary through the remainder of the calendar month during which such termination is effective and for the lesser of (i) three consecutive months thereafter, or (ii) the period until disability insurance benefits commence under the disability insurance coverage furnished by the Employer to the Executive.

(d)           Termination upon Death. If this Agreement is terminated because of the Executive’s death, the Executive will be entitled to receive his Salary through the end of the calendar month in which his death occurs, and that part of the Executive’s Incentive Compensation, if any, for the Fiscal Year during which his death occurs, prorated through the end of the calendar month during which his death occurs.

(e)           Benefits. If the Executive’s employment hereunder is terminated for Good Reason, the Executive will be entitled to continued medical insurance coverage for the Executive and the Executive’s dependants on the same terms, including general premium increases, for the period from the date of termination until the Executive obtains other employment, or for a period of one year from the date of termination, whichever is less. In all other events, the Executive’s accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.

6.             NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

6.1          ACKNOWLEDGMENTS BY THE EXECUTIVE

The Executive acknowledges that (a) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because the Executive possesses substantial technical expertise and skill with respect to the Employer’s business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; and (d) the provisions of this Section 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

6.2          AGREEMENTS OF THE EXECUTIVE

In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:

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(a)           Confidentiality.

(1)  During and following the Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

(2)  Any trade secrets of the Employer will be entitled to all of the protections and benefits under applicable state trade secret and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

(3)  None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

(4)  The Executive will not remove from the Employer’s premises (except to the extent such removal is for purposes of the performance of the Executive’s duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer.  Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive’s possession or subject to the Executive’s control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(b)           Employee Inventions. Each Employee Invention will belong exclusively to the Employer. The Executive acknowledges that all of the Executive’s writing, works of authorship, and other Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents, semiconductor mask protection, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Employer all of the Executive’s right, title, and interest, including all rights of copyright, patent, semiconductor mask protection, and other intellectual property rights, to or in such Employee Inventions. The Executive covenants that he will promptly:

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(1)  disclose to the Employer in writing any Employee Invention;

(2)  assign to the Employer or to a party designated by the Employer, at the Employer’s request and without additional compensation, all of the Executive’s right to the Employee Invention for the United States and all foreign jurisdictions;

(3)  execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

(4)  sign all other papers necessary to carry out the above obligations; and

(5)  give testimony and render any other assistance (but without expense to the Executive) in support of the Employer’s rights to any Employee Invention.

This Agreement shall not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which includes inventions developed entirely on Executive’s own time without using the Employer’s equipment, supplies, facilities or trade secret information, except for those ideas and inventions that either; (i) relate, at the time of conception or reduction to practice of the invention, to the Employer’s business, or actual or demonstrably anticipated research or development of the Employer, or (ii) result from any work performed by the Executive for the Employer.

6.3          DISPUTES OR CONTROVERSIES

The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

7.             NON-COMPETITION AND NON-INTERFERENCE

7.1          ACKNOWLEDGMENTS BY THE EXECUTIVE

The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Employer’s business is national in scope and its products are marketed throughout the United States; (c) the Employer competes with other businesses that are or could be located in any part of the United States; and (d) the provisions of this Section 7 are reasonable and necessary to protect the Employer’s business.

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7.2          COVENANTS OF THE EXECUTIVE

In consideration of the acknowledgments by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Employer, the Executive covenants that he will not, directly or indirectly:

(a)  during the Employment Period, except in the course of his employment hereunder, and during the Post-Employment Period, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Employer anywhere within the United States; provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

(b)  whether for the Executive’s own account or for the account of any other person, at any time during the Employment Period and the Post-Employment Period, solicit business of the same or similar type being carried on by the Employer, from any person known by the Executive to be a customer of the Employer, whether or not the Executive had personal contact with such person during and by reason of the Executive’s employment with the Employer;

(c)  whether for the Executive’s own account or the account of any other person (i) at any time during the Employment Period and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Employer at any time during the Employment Period or in any manner induce or attempt to induce any employee of the Employer to terminate his employment with the Employer; or (ii) at any time during the Employment Period and the Post-Employment Period, interfere with the Employer’s relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of the Employer; or

(d)  at any time during or after the Employment Period, disparage the Employer or any of its shareholders, directors, officers, employees, or agents.

The foregoing notwithstanding, the Executive may provide software consulting services to any business entity that is not a customer of or in competition with the Employer.

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If the Executive breaches any of the terms and provisions of this Section 7.2, the Employer may, in addition to any other remedies that the Employer may have for any such breach, immediately terminate the payment of any benefits then being paid to the Executive during the Post-Employment Period.

For purposes of this Section 7.2, the term “Post-Employment Period” means the one-year period beginning on the date of termination of the Executive’s employment with the Employer.

If any covenant in this Section 7.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

The period of time applicable to any covenant in this Section 7.2 will be extended by the duration of any violation by the Executive of such covenant.

The Executive will, while the covenant under this Section 7.2 is in effect, give notice to the Employer, within ten days after accepting any other employment, of the identity of the Executive’s employer. The Employer may notify such employer that the Executive is bound by this Agreement and, at the Employer’s election, furnish such employer with a copy of this Agreement or relevant portions thereof.

The terms and provisions of this Section 7.2 shall not be applicable to the Executive if the Executive terminates this Agreement for good reason.

8.             DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 8.

“Agreement”—this Employment Agreement.

“Basic Compensation”—Salary and Benefits.

“Benefits”—as defined in Section 2.1(b).

“Board of Directors”—the board of directors of the Employer.

“Confidential Information”—any and all:

(a)  trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or

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distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, and any other information, however documented, that is a trade secret within the meaning of applicable state trade secret law; and

(b)  information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

(c)  notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

“disability”—as defined in Section 5.2.

“Effective Date”—the date stated in the first paragraph of the Agreement.

“Employee Invention”—any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Executive, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Executive, either solely or in conjunction with others, following termination of the Executive’s employment with the Employer, that is based upon or uses Confidential Information.

“Employment Period”—the term of the Executive’s employment under this Agreement.

“Fiscal Year”—the Employer’s fiscal year, as it exists on the Effective Date or as changed from time to time.

“for cause”—as defined in Section 5.3.

“for good reason”—as defined in Section 5.4.

“Incentive Compensation”—as defined in Section 2.2.

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“Noncompetition Agreement”—as defined in Section 5.3.

“person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

“Post-Employment Period”—as defined in Section 7.2.

“Proprietary Items”—as defined in Section 6.2(a)(4).

“Salary”—as defined in Section 2.1(a).

9.             GENERAL PROVISIONS

9.1          INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 6 and 7) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer’s rights under this Section 9 or any other remedies of the Employer, if the Executive breaches any of the provisions of Section 6 or 7, the Employer will have the right to cease making any payments otherwise due to the Executive under this Agreement.

9.2          COVENANTS OF SECTIONS 6 AND 7 ARE ESSENTIAL AND INDEPENDENT COVENANTS

The covenants by the Executive in Sections 6 and 7 are essential elements of this Agreement, and without the Executive’s agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed the Executive.  The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

The Executive’s covenants in Sections 6 and 7 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise will not excuse the Executive’s breach of any covenant in Section 6 or 7.

If the Executive’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 6 and 7.

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9.3          REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE

The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both:  (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

9.4          OBLIGATIONS CONTINGENT ON PERFORMANCE

The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive’s performance of the Executive’s obligations hereunder.

9.5          WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

9.6          BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

9.7          NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nation-ally recognized overnight delivery service (receipt requested), in each case to the

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appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Executive:

Facsimile No.:

If to the Employer:

190 South LaSalle Street, Suite 1710

Chicago, Illinois   60603

Attention: Patrick J. Haynes, III

Facsimile No.: (312) 419-0172

9.8          ENTIRE AGREEMENT; AMENDMENTS

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

9.9          ARBITRATION OF DISPUTES

Except with respect to any application for injunctive relief arising out of Sections 6 or 7 hereof, any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its commercial arbitration rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration proceedings shall be conducted before a sole, neutral arbitrator, who shall be a member of the Bar of the State of Illinois, actively engaged in the practice of law for at least ten years. The arbitration proceedings shall be conducted in Chicago, Illinois. Limited civil discovery shall be permitted for the production of documents and taking of depositions. All discovery shall be governed by the Federal rules of Civil Procedure. All issues regarding conformation with discovery requests shall be decided by the arbitrator. Any provisional remedy that would be available from a court of law shall be available from the arbitrator to the parties to this Agreement pending arbitration. The award of the arbitrators need not be accompanied by a reasoned opinion. Neither party nor the arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. The

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arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees. “Costs and fees” means all reasonable pre-award expenses of an arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying, telephone, court costs, witness fees, and attorneys fees.

9.10        SECTION HEADINGS; CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

9.11        SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.12        COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

EXECUTIVE

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EMPLOYER

By:

Name:

Title:

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EXHIBIT 3.2(a)(iii)

FORM OF LOCKUP LETTERS

FORM OF LOCK-UP AGREEMENT

         , 1999

Avery Communications, Inc.

190 South LaSalle Street, Suite 1710

Chicago, Illinois  60603

Gentlemen:

The undersigned is the beneficial owner of shares of the no par value per share common stock (the “Primal Common Stock”) of Primal Systems, Inc., a California corporation (“Primal”). The undersigned understands that Primal has entered into that certain Agreement and Plan of Merger, dated March 19, 1999, by and among Avery Communications, Inc., a Delaware corporation (“Avery”), ACI Telecommunications Financial Services Corporation, a Delaware corporation and wholly owned subsidiary of Avery (“Merger Sub”), Primal, and certain shareholders of Primal (the “Merger Agreement”), whereby Primal will merge with and into Merger Sub (the “Merger”) upon the terms and conditions as set forth in the Merger Agreement. The undersigned acknowledges that the undersigned will receive shares of Avery Stock (as defined in the Merger Agreement) in exchange for the shares of Primal Common Stock held by the undersigned pursuant to the Merger and in accordance with the terms and conditions of the Merger Agreement. All terms not otherwise defined herein shall have the same meanings as in the Merger Agreement.

In order to induce Avery, Merger Sub and Primal to enter into the Merger Agreement and to proceed with the Merger, the undersigned hereby agrees, for the benefit of Avery, Merger Sub and Primal, that should the Merger be effected, the undersigned will not, without the prior written consent of Avery, directly or indirectly, offer, pledge, issue, sell, contract to sell, grant any option for the sale of, or otherwise dispose of (or announce any offer, pledge, sale, grant of any option to purchase or other disposition of) (collectively, “Transfer”) any Avery Stock or any other securities convertible into, or exchangeable or exercisable for, Avery Stock received as Merger Consideration (and Additional Merger Consideration, if any) (collectively, “Securities”), beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the undersigned on the date hereof to any unaffiliated third party from the date hereof until August 15, 2000 (the “Lockup Period”).

Notwithstanding anything herein to the contrary, (i) any and all Securities Transferred by the undersigned to affiliates of the undersigned during the term of this agreement shall remain subject to the terms of this agreement and shall be conditioned on the execution and delivery by the transferee of an agreement substantially in the form of this agreement in favor of Avery, and (ii) the undersigned shall be permitted to Transfer Securities to one or more charitable organizations as a bona fide gift, provided that the recipient thereof agrees in writing to be bound by the terms of this agreement. The restrictions set forth in this agreement are expressly agreed to preclude the holder of the Securities from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Transfer of Securities during the Lockup Period even if such Securities would be disposed of by someone other than the undersigned.

Furthermore, the undersigned hereby agrees and consents to the entry of stop transfer instructions with Avery’s transfer agent against the transfer of the Securities held by the undersigned except in compliance with this agreement.

Very truly yours,

Name:

Address:

Accepted as of the date

first set forth above:

AVERY COMMUNICATIONS, INC.

ACI TELECOMMUNICATIONS FINANCIAL
SERVICES CORPORATION

By: AVERY COMMUNICATIONS, INC.

By:
Name:
Title:

For itself and on behalf of Merger Sub

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EXHIBIT 3.2(b)

ESCROW AGREEMENT

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”), dated as of               , 1999 (the “Closing Date”), is entered into by and among AVERY COMMUNICATIONS, INC., a Delaware corporation (“Avery”), ACI TELECOMMUNICATIONS FINANCIAL SERVICES CORPORATION, a Delaware corporation and wholly owned subsidiary of Avery (“Merger Sub”), each of the shareholders of PRIMAL SYSTEMS, INC., a California corporation (“Primal”) set forth on Exhibit A attached hereto (the “Shareholders”), and BANK ONE, TEXAS, NA as escrow agent (“Escrow Agent”).

This is the Escrow Agreement referred to in Section 2.3 of the Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 19, 1999, among Avery, Merger Sub, Primal and the Shareholders.  Capitalized terms used in this Agreement without definition shall have the respective meanings given to them in the Merger Agreement.  All actions by the Shareholders under this Agreement shall be made by the Securityholder Agent (as defined in Section 12 of the Merger Agreement) and any and all actions of the Securityholder Agent pursuant to this Agreement shall be deemed to be the actions of the Shareholders under this Agreement.

The parties, intending to be legally bound, hereby agree as follows:

SECTION 1.         ESTABLISHMENT OF ESCROW.

(a)           In accordance with Section 2.3 of the Merger Agreement, Avery has deposited into escrow (the “Escrow”) with Escrow Agent on the date hereof a certificate or certificates representing 2,000,000 shares (the “Escrow Shares”) of the non-voting Participating Convertible Preferred Stock, 1999 Primal Series, par value $0.01 per share (the  “Preferred Stock”) of Avery.  Escrow Agent hereby acknowledges receipt thereof.

(b)           Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Shares pursuant to the terms and conditions hereof.

SECTION 2.         RELEASE OF THE ESCROW SHARES.

The following provisions shall govern with respect to any releases of the Escrow Shares. As used in this Section 2, the term “Notice” refers to any written notice given to the Escrow Agent by Avery and the Shareholders requesting a release of the Escrow Shares, and the term “Counter Notice” refers to any written notice given to the Escrow Agent by either the Shareholders or by Avery disputing any requested release of the Escrow Shares.

(a)           From time to time prior to the Determination Date, Avery may give Notice to the Shareholders and Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim (a “Claim”) it may have under Section 12.2 of the Merger Agreement. Avery may make more than one Claim with respect to any underlying state of facts. If the Shareholders give a Counter Notice to Avery and Escrow Agent disputing any Claim within 10 calendar days following receipt by Escrow Agent of the notice regarding such Claim, such claim shall be resolved as provided in Section 2(c). If no Counter Notice is received by Escrow Agent within such 10-day period, then the dollar amount of damages claimed by Avery as set forth in its Notice shall be deemed established for purposes of this Escrow Agreement and the Merger Agreement and, at the end of such 10-day period, Escrow Agent shall pay to Avery the number of Escrow Shares equal to the dollar amount of the Claim set forth in the Notice (assuming, for purposes of the valuation of the Escrow Shares, the per share price of each Escrow Share on the Closing Date) from the total number of Escrow Shares.  Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Merger Agreement.

(b)           Within ten (10) business days following the Determination Date, Avery and the Shareholders shall deliver joint written instructions (the “Earn-Out Instructions”) to Escrow Agent specifying the aggregate number of Escrow Shares to be released from Escrow to the Shareholders as Additional Merger Consideration pursuant to the provisions of Section 3.3 of the Merger Agreement. If no Counter Notice is received by Escrow Agent within 10 calendar days following receipt by Escrow Agent of the Earn-Out Instructions, then, provided that no Claim shall be pending, on the 11th calendar day following receipt by Escrow Agent of the Earn-Out Instructions, the Escrow Agent shall release to the Shareholders the number of Escrow Shares specified in the Earn-Out Instructions. On such date, Escrow Agent shall release to Avery all Escrow Shares remaining in the Escrow other than those Escrow Shares to be released to the Shareholders pursuant to the provisions of this Section 2(b). Escrow Agent may delay delivery of any or all of the Escrow Shares required by this Section 2(b) for such period of time as may be necessary for Escrow Agent to obtain share certificates from Avery’s transfer agent in such amounts as are required to be released from Escrow by this Section 2(b). Escrow Agent shall not inquire into or consider whether the Earn-Out Instructions comply with the requirements of the Merger Agreement. In the event that a Claim or Claims shall be pending on such date, the number of Escrow Shares as specified in the Earn-Out Instructions shall be reduced by the amount of Escrow Shares equal to the aggregate dollar value of such Claim or Claims (assuming, for purposes of the valuation of the Escrow Shares, the per share price of each Escrow Share on the Closing Date) and shall be retained by the Escrow Agent until such Claim or Claims shall be distributed pursuant to the provisions of Section 2(a). In the event the aggregate amount of such Claim or Claims exceeds the dollar value of the remaining Escrow Shares specified in the Earn-Out Instructions (assuming, for purposes of the valuation of the Escrow

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Shares, a per share price of each Escrow Share on the Closing Date) then Escrow Agent shall retain the Escrow Shares until it has received joint written instructions of Avery and the Shareholders or a final non-appealable order of a court of competent jurisdiction as contemplated by Section 2(c).

(c)           If a Counter Notice is given to Escrow Agent, Escrow Agent shall make payment from or release the Escrow Shares, as the case may be, only in accordance with (i) joint written instructions of Avery and the Shareholders, or (ii) a final non-appealable order of a court of competent jurisdiction. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent in form, scope and substance to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question.

SECTION 3.         TERMINATION OF ESCROW.

This Agreement shall automatically terminate on the tenth business day following the first of the following to occur: (i) receipt of joint written instructions from the Shareholders and Avery advising Escrow Agent that the Escrow has been terminated and directing Escrow Agent to release all Escrow Shares as specified in such instructions; or (ii) the release of all the Escrow Shares pursuant to the provisions of this Agreement.

SECTION 4.         DUTIES OF ESCROW AGENT.

(a)           Escrow Agent shall not be under any duty to give the Escrow Shares held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement.

(b)           Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, Avery and the Shareholders shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages, fees and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement.

(c)           Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may

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assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

(d)           Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(e)           Escrow Agent does not have any interest in the Escrow Shares deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income, if any, from this Escrow shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications. This Section 4(e) and Section 4(b) shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

(f)            Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

(g)           Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(h)           Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Shares to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction), or (ii) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto.  If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Shares until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

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(i)            In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Shares or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Shares until Escrow Agent shall have received (i) a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Shares, or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Shares, in which event Escrow Agent shall disburse the Escrow Shares in accordance with such order or agreement. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question.

(j)            If any question, dispute or disagreement arises among the parties hereto and/or any other party with respect to the Escrow Shares or the proper interpretation of this Agreement, Escrow Agent in good faith shall not be required to act and shall not be held liable for refusal to act until the question or dispute is settled, and Escrow Agent in good faith has the absolute right at its discretion to do either or both of the following:

(i)            withhold and/or stop all further performance under this Agreement until Escrow Agent is satisfied, by receipt of a written document in form and substance satisfactory to Escrow Agent and executed and binding upon all interested parties hereto, that the question, dispute, or disagreement has been resolved; or

(ii)           file a suit in interpleader and obtain by final judgment, rendered by a court of competent jurisdiction, an order binding all parties interested in the matter. In any such suit, or should Escrow Agent become involved in litigation in any manner whatsoever on account of this Agreement or the Escrow Shares, Escrow Agent shall be entitled to recover from Avery and the Shareholders, jointly and severally, its attorneys’ fees and costs.

(k)           Avery shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder, and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel), in accordance with the fee schedule attached hereto as Exhibit B. Any such compensation and reimbursement to which Escrow Agent is entitled shall be borne 100% by Avery. Any fees or expenses of Escrow Agent or its counsel that are not paid as provided for herein may be taken from any property held by Escrow Agent hereunder.

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(l)            The other parties hereto authorize Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depositary Trust Company and the Federal Reserve Book Entry System.

SECTION 5.         LIMITED RESPONSIBILITY.

This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against Escrow Agent.  Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

SECTION 6.         OWNERSHIP FOR TAX PURPOSES.

The Shareholders agree that, for purposes of federal and other taxes based on income, each Shareholder will be treated as the owner of such Shareholder’s pro rata interest in the Escrow Shares, and that each Shareholder will report all income, if any, that is earned on, or derived from, the Escrow Shares as such Shareholder’s income, in such proportions, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

SECTION 7.         VOTING RIGHTS AND DISTRIBUTIONS.

The Shareholders shall be entitled to exercise all voting rights with respect to the Escrow Shares, but only to the extent that the terms of the Escrow Shares provide for voting rights. All distributions on the Escrow Shares, whether in cash, shares of stock or other property, shall be delivered to the Escrow Agent to be delivered to the Shareholders pro rata as instructed by the Shareholders.

SECTION 8.         NOTICES.

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered or certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

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(i)	if to the Shareholders:

Facsimile No.:

with a copy to:

Stephen H. LaCount, Esq. Arter & Hadden LLP Jamboree Center Five Park Plaza, Suite 1000 Irvine, California 92614-8528

Facsimile No.: (949) 833-9604

(ii)	if to Avery:

Avery Communications, Inc. 190 South LaSalle Street Suite 1710 Chicago, Illinois 60603 Attention: Patrick J. Haynes, III

Facsimile No.: (312) 419-0172

with a copy to:

Bruce A. Cheatham, Esq. Winstead Sechrest & Minick P.C. 1201 Elm Street, Suite 5400 Dallas, Texas 75270

Facsimile No.: (214) 745-5390

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(iii)	if to Escrow Agent:

Bank One, Texas, NA 8111 Preston Road 2nd Floor Dallas, Texas 75225 Attention: Nancye Patterson

Facsimile No.: (214) 360-3980

SECTION 9.         COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

SECTION 10.       SECTION HEADINGS.

The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

SECTION 11.       WAIVER.

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

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SECTION 12.       EXCLUSIVE AGREEMENT AND MODIFICATION.

This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Avery, the Shareholders and the Escrow Agent. The Shareholders acknowledge that the Escrow Agent and its counsel have not yet given final approval to the form of this Agreement. Accordingly, the Shareholders agree to enter into, sign, deliver and take any and all additional actions necessary to amend this Agreement in accordance with requests made by the Escrow Agent from time to time during the term hereof.

SECTION 13.       GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of law principles.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.
SIGNATURES OF THE PARTIES APPEAR ON THE FOLLOWING PAGE.]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

AVERY COMMUNICATIONS, INC.

By:
Name:
Title:

ACI TELECOMMUNICATIONS FINANCIAL SERVICES CORPORATION

By:
Name:
Title:

SHAREHOLDERS:

Mark J. Nielsen

John Faltys

Joseph R. Simrell

David Haynes

ESCROW AGENT:

BANK ONE, TEXAS, NA

By:
Name:
Title:

S-1

EXHIBIT A

SHAREHOLDERS

EXHIBIT B

ESCROW AGENT COMPENSATION

EXHIBIT 3.2(d)

INVESTORS RIGHTS AGREEMENT

INVESTORS RIGHTS AGREEMENT

This INVESTORS RIGHTS AGREEMENT (this “Agreement”) is dated as of            , 1999, and is being made and entered into by and among AVERY COMMUNICATIONS, INC., a Delaware corporation (“ACI”), and each of the stockholders of PRIMAL SYSTEMS, INC., a California corporation (“Primal”) set forth on Exhibit A attached hereto (each, a “Holder” and together, the “Holders”), with reference to the following RECITALS:

R E C I T A L S:

A.            For the convenience of the parties, certain capitalized words and phrases used herein are defined or referred to in Section 4.1.

B.            To set forth the relative rights of the Holders and to provide the Holders with greater liquidity in the future with respect to the Registrable Stock, the Holders wish to have certain rights and ACI wishes to grant such rights to the Holders.

C.            Except with respect to actions by the Holders pursuant to Section 3.2 of this Agreement (which shall permit any Holder to act thereunder), all actions by the Holders under this Agreement shall require the authorization of the number of Holders constituting at least 66% of the issued and outstanding shares of Primal held on the date immediately preceding the date hereof.

NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

REGISTRATION RIGHTS

Section 1.1  Demand Registration/Obligation of Avery to Effect a Registration.

1.1.1       Request for Registration. At any time after the Determination Date (as defined in the Merger Agreement), until the Expiration Date, the Holders may make a written request (the “Demand Notice”) for registration under the Securities Act (a “Demand Registration”) of all or part of the Holders’ Registrable Stock, subject to the conditions of this Agreement. The Demand Notice will specify the number of shares of Registrable Stock proposed to be sold and will also specify the intended method of disposition thereof. ACI will include in the Demand Registration all Registrable Stock specified in the Demand Notice. The Demand Registration shall be on such appropriate registration form of the Commission as ACI shall determine.

1.1.2       Limitation on Demand Registration. ACI shall not be obligated to effect more than one Demand Registration under this Section 1.1.

Notwithstanding any provision of this Agreement to the contrary, ACI shall not be obligated to honor any Demand Notice requesting a Demand Registration, or otherwise cause a Demand Registration to become effective hereunder (a “Demand Denial”) if (i) the Demand Notice is delivered to ACI during the period commencing 90 days before the estimated effective date of a registration statement pursuant to which ACI proposes to offer shares of any class of equity securities of ACI in an underwritten offering and ending 90 days after the closing date of any such offering. If ACI determines not to proceed with such proposed offering, ACI shall promptly notify the Holders that (i) ACI’s proposed offering has been cancelled, and (ii) ACI will file the Demand Registration as soon as practicable as requested by the Holders. ACI shall only be entitled to one Demand Denial.

1.1.3       Effective Registration and Expense. Upon receipt of a Demand Notice and in the event that ACI does not effect a Demand Denial pursuant to Section 1.1.2, ACI will (i) use its best efforts to prepare and file a registration statement with the Commission covering the Registrable Stock requested to be included in the Demand Registration within 60 days following receipt of a Demand Notice, and (ii) use its best efforts to cause the Demand Registration to become effective under the Securities Act.  A registration will not count as a Demand Registration unless (i) a registration statement with respect thereto has become effective (unless the Holders whose Registrable Stock are included in such Demand Registration withdraw their shares of Registrable Stock, in which case such demand shall count as the Demand Registration, unless the Holders pay all costs incurred in connection with the Demand Registration, including printing, attorneys’ and accountants’ fees and expenses, in which case such demand shall not count as the Demand Registration), or (ii) the registration statement is withdrawn due to information pertaining to ACI not known at the time of the Demand Registration. ACI will pay all Registration Expenses in connection with the Demand Registration.

1.1.4       Obligation to Register. In the event that the Registrable Stock shall not be Registered on August 15, 2000, Avery shall, as soon as practical after August 15, 2000, file a Registration Statement with the Commission to Register the Registrable Stock.

Section 1.2  Incidental Registration.

1.2.1       Piggyback Rights of the Holders. If at any time or times from and after the date hereof until the Expiration Date, ACI intends to file prior to the Expiration Date a Registration Statement for the registration of Common Stock with the Commission on any form permitting the registration of Registrable Stock, then ACI shall notify the Holders at least 30 days prior to each such filing of ACI’s intention to file such a Registration Statement, Such notice shall state the amount and type of securities proposed to be registered thereby, the underwriters involved, if any, and whether such underwriting is to be distributed on a firm commitment or best efforts basis. Upon the written request of the Holders (a “Holder Request”) given within 20 days after receipt of any such notice stating the number of shares of Registrable Stock to be disposed of by the Holders and the intended method of disposition, ACI will use its best efforts to cause the aggregate of the Registrable Stock designated in the Holder Requests to be included in such registration so as to permit the disposition (in accordance with the methods specified in the Holder Request(s)) by the

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Holders of the Registrable Stock so registered, subject to the reductions specified in Sections 1.2.2 and 1.2.3, as applicable. The Holders shall be entitled, subject to such reductions, to participate in an unlimited number of such registrations.

1.2.2       Reductions of Registrable Stock To Be Included. If the registration proposed by ACI involves an underwritten offering of the Common Stock, whether or not for sale for the account of ACI, to be distributed (on a best efforts or firm commitment basis) by or through one or more underwriters, and the managing underwriter of such underwritten offering shall advise ACI in writing that, in its opinion, the registration of all or a specified portion of Registrable Stock concurrently with the Common Stock will adversely affect the distribution of such Common Stock by such underwriters, then ACI may require, by written notices to the Holders, that the distribution of all or a specified portion of the Registrable Stock be excluded from such registration in accordance with Section 1.7.

1.2.3       Withdrawals. ACI may in its discretion withdraw any Registration Statement filed pursuant to this Section l.2 subsequent to its filing and prior to its effective date without liability to the Holders, other than to pay expenses pursuant to Section 1.4.

Section 1.3  Indemnity.

(a)           ACI will, and hereby does, indemnify and hold harmless, to the extent permitted by law, each Holder, its partners, representatives, shareholders, officers and directors, if any, and each Person, if any, who controls the Holder within the meaning of Section 15 of the Securities Act, against all losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses (under the Securities Act or common law or otherwise), joint or several, resulting from any untrue or misleading statement or alleged untrue or misleading statement of a material fact contained in any Registration Statement or any omission or alleged omission of a material fact required to be stated in the Registration Statement (as declared effective) or prospectus filed under Rule 424(b) under the Securities Act (and as amended or supplemented if ACI shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or necessary to make the statements therein not misleading, except insofar as:

(i)            such losses, claims, damages, liabilities (or proceedings in respect thereof) or expenses are caused by any untrue statement or alleged untrue statement made in reliance on or in conformity with any information furnished in writing to ACI by the Holders expressly for use therein; or

(ii)           in the case of any registration that is not an underwritten offering, such losses, claims, damages, liabilities (or proceedings in respect thereof) or expenses result from the Holders selling Registrable Stock to a Person asserting the existence of an untrue or misleading statement or alleged untrue statement or omission or alleged omission in a preliminary prospectus and to whom there was not given or sent, at or prior to the written confirmation of the sale of the Registrable Stock, a copy of the final prospectus or the final prospectus as then amended or supplemented but only if such statement or omission was corrected in such final

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prospectus or amended or supplemented final prospectus prior to such written confirmation and the Holders were given notice, prior to such written confirmation, of the availability of, or that ACI was preparing, such final prospectus or amended or supplemented final prospectus.

If the offering pursuant to any Registration Statement provided for under this Agreement is made through underwriters, no action or failure to act on the part of such underwriters (whether or not such underwriter is an Affiliate of any Holder) shall affect ACI’s obligations to indemnify the Holders or any other Person pursuant to the preceding sentence. It is agreed that the indemnity agreement contained in this Section 1.3(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of ACI (which consent has not been unreasonably withheld).

(b)           In connection with any Registration Statement in which the Holders are participating, each such Holder will indemnify and hold harmless, to the extent permitted by law, ACI, its officers, directors, partners, legal counsel, and accountants, and each underwriter, if any, of ACI Securities covered by such Registration Statement, and each Person, if any, who controls ACI or any such underwriter within the meaning of Section 15 of the Securities Act, and each of the Other Stockholders, and each of their respective officers, directors, and partners, and each Person controlling any of the Other Stockholders against any losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses (under the Securities Act or common law or otherwise) resulting from any untrue or misleading statement or alleged untrue or misleading statement of a material fact or any omission or alleged omission of a material fact required to be stated in the Registration Statement (as declared effective) or prospectus filed under Rule 424(b) under the Securities Act or preliminary prospectus or any amendment thereof or supplement thereto, or necessary to make the statements therein not misleading, but only to the extent that:

(i)            such untrue statement is made in reliance on or in conformity with any information furnished in writing by the Holders expressly for use therein; or

(ii)           in the case of any registration that is not an underwritten offering, such losses, claims, damages, liabilities (or proceedings in respect thereof) or expenses resulting from the Holders selling Registrable Stock to a Person asserting the existence of an untrue statement or alleged untrue statement or omission or alleged omission in a preliminary prospectus and to whom there was not given or sent, at or prior to the written confirmation of the sale of the Registrable Stock, a copy of the final prospectus or of the final prospectus as then amended or supplemented but only if such statement or omission was corrected in such final prospectus or amended or supplemented final prospectus prior to such written confirmation and the Holders were given notice, prior to such written confirmation, of the availability of, or that ACI was preparing, such final prospectus or amended or supplemented final prospectus;

provided, however, that the obligations of the Holders hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect

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thereof) if such settlement is effected without the consent of the Holders (which consent has not been unreasonably withheld); and, provided further, that the obligations of the Holders under this Section 1.3.(b) shall be limited to an amount equal to the net proceeds to the Holders of the Registrable Stock sold pursuant to such Registration Statement.

(c)           Any Person entitled to indemnification under the provisions of Section 1.3.(a) or (b) shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification, and (ii) unless in the opinion of counsel reasonably satisfactory to the indemnifying party a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, permit such indemnifying party to assume the defense of such claim, with counsel reasonably satisfactory to the indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party); and if such defense is so assumed, such indemnifying party shall not enter into any settlement without the consent of the indemnified party if such settlement attributes liability to the indemnified party and such indemnifying party shall not be subject to any liability for any settlement made without its consent (which shall not be unreasonably withheld); and any underwriting agreement entered into with respect to any Registration Statement provided for under this Agreement shall so provide. In the event an indemnifying party shall not be entitled, or elects not, to assume the defense of a claim, such indemnifying party shall not be obligated to pay the fees and expenses of more than one counsel or firm of counsel for all parties indemnified by such indemnifying party in respect of such claim.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of a participating Holder, its officers, directors or any Person, if any, who controls the Holder as aforesaid, and shall survive the transfer of such securities by the Holder.

(d)           If for any reason the foregoing indemnity is unavailable, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other but also the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. Notwithstanding the foregoing, no Holder shall be required to contribute any amount in excess of the amount the Holder would have been required to pay to an indemnified party if the indemnity under Section 1.3.(a) or (b), as applicable, was available.   No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

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(e)           An indemnifying party shall make payments of all amounts required to be made pursuant to the foregoing provisions of this Section 1.3 to or for the account of the indemnified party from time to time promptly upon receipt of bills or invoices relating thereto or when otherwise due and payable.

(f)            Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

Section 1.4  Registration Procedures.

(a)           Whenever the Holders have properly requested that any Registrable Stock be registered pursuant to Sections 1.1 or 1.2, ACI will use its best efforts to effect the registration in furtherance of the sale of the Registrable Stock in accordance with the intended method of disposition thereof, and in connection with any such request ACI will:

(i)            prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for such period (not to exceed 90 days) as will terminate when all Registrable Stock covered by such Registration Statement has been sold in compliance with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(ii)           furnish to each seller of Registrable Stock such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus), each amendment and supplement thereto and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Stock owned by such seller;

(iii)          use its best efforts to register or qualify the Registrable Stock under such other applicable securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Stock owned by such seller; provided, however, that ACI will not be required to (A) qualify generally to do business or subject itself to taxation in any jurisdiction where it would not otherwise be required to qualify or be subject but for this subparagraph (iii), or (B) consent to general service of process in any such jurisdiction;

(iv)          use its best efforts to cause the Registrable Stock covered by such Registration Statement to be registered with or approved by such other Governmental Authorities as may be reasonably necessary by virtue of the business and operations

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of ACI to enable the seller or sellers thereof to consummate the disposition of the Registrable Stock;

(v)           (A) notify each seller of the Registrable Stock, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the Registrable Stock, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(vi)          (A) use commercially reasonable efforts to cause all Registrable Stock to be listed on each securities exchange or stock market on which the Common Stock is then listed or quoted, and (B) unless the same already exists, provide a transfer agent, registrar and CUSIP number for all Registrable Stock not later than the effective date of the Registration Statement;

(vii)         make available for inspection at the offices of ACI during regular business hours by any seller of Registrable Stock, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such seller or underwriter, such financial and other records, pertinent corporate documents and properties of ACI as shall be reasonably requested by them and be necessary to enable them to exercise its due diligence responsibility; and

(viii)        use its best efforts otherwise to comply with all applicable rules and regulations of the Commission.

(b)           In connection with any registration effected pursuant to Sections 1.1 or 1.2 that the Holders have requested that their securities be registered pursuant to such Registration Statement, the Holders shall provide to ACI such information as may be reasonably requested by ACI or as may be required for inclusion in such Registration Statement pursuant to the Securities Act and the rules and regulations thereunder.

(c)           Each Holder agrees by acquisition of the Registrable Stock and the registration rights thereunder that, upon receipt of any notice from ACI of the happening of any event of the kind described in Section 1.4(a)(v), each such Holder will forthwith discontinue disposition of Registrable Stock pursuant to the Registration Statement covering the Registrable Stock until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by such Section 1.4(a)(v), and, if so directed by ACI, each such Holder will deliver to ACI (at ACI’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering the Registrable Stock current at the time of receipt of such notice. In the event ACI shall give any such notice, the

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period mentioned in Section 1.4(a)(i) shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 1.4(a)(v) to and including the date when each seller of Registrable Stock covered by such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by such Section 1.4(a)(v).

Section 1.5  Expenses.  Except as set forth in Section 1.1.3, all Registration Expenses incurred in effecting any registration, qualifications or compliance pursuant to this Agreement shall be borne by ACI. All Selling Expenses relating to Registrable Stock so registered shall be borne by the Holders, according to the quantity of Registrable Stock included in such registration along with any other expenses in connection with the registration required to be borne by the Holders of the Registrable Stock.

Section 1.6  Limitation on Registration.  Notwithstanding the foregoing, under no circumstances will ACI be obligated to cause any registration effected pursuant to this Agreement to remain effective after the Expiration Date or to include any Registrable Stock in a Registration Statement which becomes effective after the Expiration Date.

Section 1.7  Allocation of Registration Opportunities.  In any circumstance in which the Registrable Stock and other shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of shares of any currently unissued series of preferred stock of ACI) with registration rights (the “Other Shares”) requested to be included in a registration on behalf of the Holders or other selling stockholders (“Other Stockholders”) cannot be so included as a result of limitations of the aggregate number of shares of Registrable Stock and Other Shares that may be so included, other than as provided in Section 1.2.2, the number of shares of Registrable Stock and Other Shares that may be so included shall be allocated among the Holders and Other Stockholders requesting inclusion of shares pro rata on the basis of the number of shares of Registrable Stock and Other Shares that would be held by the Holders and Other Stockholders, assuming conversion; provided, however, that such allocation shall not operate to reduce the aggregate number of shares of Registrable Stock and Other Shares to be included in such registration. If any Holder or any Other Stockholder does not request inclusion of the maximum number of shares of Registrable Stock and Other Shares allocated to such Person pursuant to the above-described procedure, the remaining portion of any such Person’s allocation shall be reallocated among the Holders and Other Stockholders whose allocations did not satisfy their requests pro rata on the basis of the number of shares of Registrable Stock and Other Shares which would be held by the Holders and Other Stockholders, assuming conversion, and this procedure shall be repeated until all of the shares of Registrable Stock and Other Shares which may be included in the registration on behalf of the Holders and Other Stockholders have been so allocated.

Section 1.8  Delay of Registration.  No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article 1.

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ARTICLE 2

UNDERWRITTEN OFFERINGS

Section 2.1  Underwriting Arrangements.  If ACI or holders of securities initially requesting or demanding such registration have determined to enter into an underwriting agreement in connection therewith, all shares constituting Registrable Stock to be included in such registration shall be subject to such underwriting agreement and no Person may participate in such registration unless such Person agrees to sell such Person’s securities on the basis provided in the underwriting arrangements approved by such Persons so determining to enter therein and completes and executes all questionnaires, indemnities, underwriting agreements and other reasonable documents which must be executed under the terms of such underwriting arrangements.

If requested by the underwriters for any underwritten offering of Registrable Stock, ACI will enter into an underwriting agreement that shall contain such representations and warranties by ACI and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions.

Section 2.2  Selection of Underwriters.  If ACI at any time proposes to register any ACI Securities for sale for its own account and such securities are to be distributed by or through one or more underwriters, the selection of the underwriter(s), including, without limitation, the managing underwriter(s), shall be made solely by ACI.

Section 2.3  Holdback Agreements.  Notwithstanding any other provision of this Agreement, if any registration pursuant to this Agreement shall be in connection with an underwritten public offering, each Holder agrees, if so required by the managing underwriter, not to effect any public sale or distribution of Registrable Stock (other than as part of such underwritten public offering) within 30 days prior to the effective date of such Registration Statement or 180 days after the effective date of such Registration Statement.

ARTICLE 3

COVENANTS OF ACI AND THE HOLDERS

Section 3.1            Matters Relating to the Board of Directors of ACI and Primal.

3.1.1       Primal Representative to the Board of Directors.  Contemporaneously with the execution of this Agreement and the Merger Agreement, a representative shall be appointed by the Holders (the “Primal Representative”) to serve as the Primal Representative to the Board of Directors of ACI (the “ACI Board”). The Primal Representative shall have the right to attend all meetings of the ACI Board in a non-voting observer capacity, to receive notice of such meetings, and to receive the information provided by ACI to the ACI Board; provided, however, that ACI may require as a condition precedent to the Holders’ rights under this Section 3.1.1 that the Primal Representative proposing to attend any meeting of the ACI Board and each person to have access to any of the information provided by ACI to the ACI Board shall agree to hold in confidence and trust and to act in a fiduciary

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manner with respect to all information so received during such meetings of otherwise; and, provided further, that ACI reserves the right not to provide information and to exclude such Primal Representative from any meeting or portion thereof if delivery of such information or attendance at such meeting by the Primal Representative would adversely affect the attorney-client privilege between ACI and its counsel or if the Primal Representative is a direct competitor of ACI.

3.1.2  ACI Board of Directors.  If at any time prior to the Expiration Date, Mark J. Nielsen shall no longer serve as a director on the ACI Board, the Holders shall have the right to designate an individual (the “Primal Designee”) to serve on the ACI Board. ACI shall take all steps necessary to cause the appointment of the Primal Designee to the ACI Board, provided that the Primal Designee be reasonably acceptable to ACI.  The obligations of ACI pursuant to this Section 3.1.2 shall terminate upon the Expiration Date.

3.1.3  Merger Sub Board of Directors.  ACI shall take all steps necessary to cause (i) the size of the Board of Directors (the “Merger Sub Board”) of the Surviving Corporation under the Merger Agreement (‘‘Merger Sub”) to be expanded to seven directors, (ii) the appointment of Mark J. Nielsen as Chairman of the Merger Sub Board, and (iii) the appointment of           ,               , and                 , or any substitute for such persons as shall be selected prior to the Expiration Date by the Holders and as shall be reasonably acceptable to ACI, as the Holders’ designees to the Merger Sub Board. Furthermore, ACI hereby covenants that it will appoint to two of the remaining three director positions on the Merger Sub Board, individuals who are not officers of ACI or any of its Affiliates. The obligations of ACI pursuant to this Section 3.1.3 shall terminate upon the Expiration Date.

Section 3.2  Repurchase Right.

3.2.1  Provided that Primal shall have achieved gross revenues of at least $3,825,000 and a base loss of no more than $1,082,000 for the Earn-Out Period (as defined in the Merger Agreement), ACI shall be required to repurchase from the Holders (the “Repurchase”), upon receipt of the Repurchase Notice (as defined below), 1,550,000 shares of Common Stock issued upon conversion of the Preferred Stock for the purchase price of $2.50 per share; provided, however, that if Mark J. Nielsen is employed by ACI on August 15, 2000, the number of shares of Common Stock subject to repurchase shall be reduced by the total number of shares of Common Stock received by Mark J. Nielsen as Merger Consideration under the Merger Agreement (the “Repurchase Shares”). ACI shall only be required to effect the Repurchase for the benefit of any Holder upon the receipt of a notice from such Holder (the “Repurchase Notice”), which sets forth (i) that such Holder requests the Repurchase by ACI, and (ii) the number of shares of ACI constituting the Repurchase Shares. The right of a Holder to the Repurchase may only be exercised within sixty (60) days following August 15, 2000 and, in the event that a Holder does not deliver a Repurchase Notice to ACI within such 60 days, the rights of such Holder to the Repurchase under this Section 3.2 shall expire and cease to exist.

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3.2.2  ACI hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish the Repurchase contemplated by this Section 3.2.  Nonetheless, to the extent that ACI is prohibited under applicable law from effecting the Repurchase in part or in full, ACI will notify the Holders and thereafter deliver or cause to be delivered, from time to time, the portion of the Repurchase that it is no longer prohibited from delivering.

ARTICLE 4

DEFINITIONS AND CONSTRUCTION

Section 4.1  Definition of Certain Terms.

Except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Section 4.1, whenever used in this Agreement, shall have the respective meanings assigned to them in this Section for all purposes of this Agreement, and include the plural as well as the singular.

As used herein, the following terms have the following meanings:

ACI: as defined in the first paragraph of this Agreement.

ACI Securities: securities issued by ACI.

Agreement: this instrument as originally executed, or as it may be from time to time supplemented or amended by one or more supplements or amendments hereto entered pursuant to the applicable provisions hereof.

Commission: the United States Securities and Exchange Commission and any successor federal agency having similar powers.

Common Stock: the Common Stock, par value $0.01 per share, of ACI.

Demand Notice: as defined in Section 1.1.1.

Demand Registration: as defined in Section 1.1.1.

Expiration Date: the earlier of (i) two years from the date hereof, or (ii) the earliest date on which the Holder may sell shares of Registrable Stock under Paragraph (k) of Rule 144.

Governmental Authority: the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government within any such jurisdiction.

Holder: as defined in the first paragraph of this Agreement, and any Person who (i) subsequently becomes the owner of record of any Registrable Stock, and (ii) enters into

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an amendment or supplement to this Agreement pursuant to which such subsequent holder of Registrable Stock agrees to be bound by each and every provision of this Agreement except for the provisions of Section 1.1, it being expressly understood and agreed that no subsequent owner of Registrable Stock shall have any demand registration rights hereunder without the express prior written consent of ACI.

Holder Request: as defined in Section 1.2.1.

Merger Agreement: the Merger Agreement dated as of March 19, 1999, by and between ACI, ACI Telecommunications Financial Services Corporation, a Delaware corporation and wholly owned subsidiary of ACI, Primal Systems, Inc., a California corporation, Mark J. Nielsen, an individual resident in San Juan Capistrano, California, John Faltys, an individual resident in Orange, California, Joseph R. Simrell, an individual resident in Aliso Viejo, California, and David Haynes, an individual resident in Irvine, California.

Other Shares: as defined in Section 1.7.

Other Stockholders: as defined in Section 1.7.

Person: any individual, corporation (including a business trust) joint stock company, partnership, joint venture, trust, estate, limited liability company, unincorporated association, unincorporated organization, Governmental Authority or any other entity.

Preferred Stock: the Series F Junior Participating Convertible Preferred Stock, par value $0.01 per share, of ACI.

Register, Registered and Registration: refer to a registration effected by filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering by the Commission of the effectiveness of such Registration Statement.

Registrable Stock: the shares of Common Stock to be issued to the Holders upon the conversion of the shares of Preferred Stock, including such Preferred Stock that may be issued as Additional Merger Consideration (as defined in the Merger Agreement), issued pursuant to the Merger Agreement.

Registration Expenses: all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for ACI, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include the compensation of regular employees of ACI, which shall be paid in any event by ACI, and Selling Expenses, fees and disbursements of counsel for the Holders.

Registration Statement: a registration statement prepared on an appropriate form promulgated under the Securities Act.

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Rule 144: Rule 144 (or any successor provision) under the Securities Act.

Rule 145: Rule 145 (or any successor provision) under the Securities Act.

Securities Act: the Securities Act of 1933, as amended.

Selling Expenses: all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Stock and fees and disbursements of counsel for any Holder (other than the fees and disbursements of counsel included in Registration Expenses).

Section 4.2  Rules of Construction

(a)           “This Agreement” means this instrument as originally executed or as it may be from time to time supplemented or amended by one or more supplements or amendments hereto entered pursuant to the applicable provisions hereof;

(b)           “includes” and “including” are not limiting, and, in each case, shall be construed as if followed by the words “without limitation,” “but not limited to” or words of similar import;

(c)           “may not” is prohibitive, and not permissive;

(d)           “shall” is mandatory, and not permissive;

(e)           “or” is not exclusive [i.e., if a party “may do (a), (b) or (c),” then the party may do all of, any one of, or any combination of, (a), (b) or (c)] unless the context expressly provides otherwise;

(f)            all references in this instrument to designated Articles, Sections, Exhibits, and Schedules are to the designated Articles, Sections, Exhibits, and Schedules of this instrument as originally executed;

(g)           all references herein to constitutions, treaties, statutes, laws, rules, regulations, ordinances, codes or orders include any successor thereto or replacement thereof, include any amendment, modification or supplements thereof or thereto from time to time, and, include all rules and regulations promulgated thereunder or pursuant thereto;

(h)           the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

(i)            all terms used herein which are defined in the Securities Act or the rules and regulations promulgated thereunder have the meanings assigned to them therein unless otherwise defined herein.

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ARTICLE 5

GENERAL PROVISIONS

Section 5.1  Severability.  If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

Section 5.2  Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram.

(a)	if to ACI, to

Avery Communications, Inc.
190 South LaSalle Street, Suite 1710
Chicago, Illinois 60603
Attention: Patrick J. Haynes, III, Chairman

(b)	if to the Holders, to

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

Section 5.3  Headings.  The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

Section 5.4  Entire Agreement.  This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

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Section 5.5  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

Section 5.6  Governing Law.  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the conflict of laws rules thereof.

Section 5.7  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

Section 5.8  Assignment.  This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the immediately preceding sentence, the Holders may transfer their respective rights under this Agreement to any spouse or issue of such Holder, or any trust solely for the benefit of such Holder, spouse or issue.

Section 5.9  No Third Party Beneficiaries.  Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

Section 5.10  Amendment; Waivers, Etc.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

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INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

AVERY COMMUNICATIONS, INC.

By:
Scot M. McCormick, Vice President

HOLDERS

By:
Mark J. Nielsen

By:
John Faltys

By:
Joseph R. Simrell

By:
David Haynes

By:
Arun Anand

By:
Murari Cholappadi

By:
Sanjay Gupta

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EXHIBIT A

STOCKHOLDERS

Mark J. Nielsen

John Faltys

Joseph R. Simrell

David Haynes

Arun Anand

Murari Cholappadi

Sanjay Gupta

EXHIBIT 8.4(b)

FORM OF ESTOPPEL CERTIFICATES

LANDLORD ESTOPPEL CERTIFICATE

Avery Communications, Inc.

190 South LaSalle Street, Suite 1710

Chicago, Illinois  60603

RE:          Office Lease (“Lease”) dated October 1, 1998, by and between SHUWA INVESTMENTS CORPORATION, a California corporation (“Landlord”) and PRIMAL SYSTEMS, INC., a California corporation (“Primal”), and EPC INTERNATIONAL, a California corporation (“EPC”) (Primal and EPC being hereinafter referred to collectively as “Tenant”)

Gentlemen:

The undersigned has been advised that Primal desires to assign its interest in the Lease to ACI Telecommunications Financial Services Corporation (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Avery Communications, Inc., a Delaware corporation (“Purchaser”) as part of a merger of Primal with and into Merger Sub. In doing so, Merger Sub and Purchaser have requested Landlord to exercise this Landlord Estoppel Certificate for the benefit of Merger Sub and Purchaser.  In that regard, Landlord hereby certifies to Merger Sub and Purchaser as follows:

1.

Landlord has approved the assignment of Primal’s interest in the Lease to Merger Sub and Purchaser pursuant to the terms of that certain Agreement and Plan of Merger, dated March 19, 1999, by and among Purchaser, Merger Sub, Primal, and certain shareholders of Primal.

2.	A true, correct and complete copy of the Lease (including all amendments thereto) is attached hereto as Exhibit “A”.

3.

The “Commencement Date” of the Lease was December 1, 1998, and the expiration of the primary term of the Lease is August 31, 1999. Landlord is holding the amount of $10,320.00 as a security deposit under the Lease.  The current monthly rental amount is $10,320.00.

4.

All rent, charges and other payments due Landlord under the Lease have been paid as of the date of this certification, and there have been no prepayments of rent or other obligations except for the current month and for security deposits.

5.

Neither Tenant nor Landlord is in default under any terms of the Lease, nor has any event occurred which with the passage of time or the giving of notice (or both) would become an event of default, under the Lease.

This letter shall be binding upon Landlord, and shall enure to the benefit of Tenant, Merger Sub and Purchaser, and their respective successors and assigns.

IN WITNESS WHEREOF, this Landlord Estoppel Certificate is executed as of the                            day of               , 1999.

LANDLORD:

SHUWA INVESTMENTS CORPORATION,
a California corporation

By:
Name:
Title:

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EXHIBIT “A”

LEASE